                           SCHEDULE 14C INFORMATION

 Information statement Pursuant to Section 14(c) of the Securities Exchange Act
                            of 1934 (Amendment No.)

Check the appropriate box:

( ) Preliminary Information Statement

( ) Confidential, for Use of the Commission Only (as permitted by Rule
    14c-5(d)(2))

(X) Definitive Information Statement


                          COMMONWEALTH EDISON COMPANY
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               (Name of Registrant As Specified In Its Charter)

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Payment of Filing Fee (Check the appropriate box):

  (X) No fee required

  ( ) Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

   1) Title of each class of securities to which transaction applies:

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   2) Aggregate number of securities to which transaction applies:

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   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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   4) Proposed maximum aggregate value of transaction:

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   5) Total fee paid:

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( ) Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

----------------

   2) Form, Schedule or Registration Statement No.:

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   3) Filing Party:

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   4) Date Filed:

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

                                                      COMMONWEALTH EDISON
                                                      COMPANY
                                                      One First National Plaza
                                                      P.O. Box 767
                                                      Chicago, Illinois 60690-
                                                      0767

[COMED LOGO]

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        TO BE HELD ON THURSDAY, MAY 29, 1997 AT 10:30 A.M. (LOCAL TIME)

  The annual meeting of shareholders of Commonwealth Edison Company ("ComEd" or the "Company") will be held in the Wallingford Center of the Clock Tower Resort & Conference Center, 7801 E. State Street, Rockford, Illinois. At the meeting, shareholders will be asked to consider and act upon the following matters, and to transact such other business as may properly be brought before the meeting:

  Item A: The election of ten Directors.

  Item B: The amendment and restatement of the Unicom Corporation Long-Term
          Incentive Plan.

  Item C: The material terms of performance-based incentives in Long-Term
          Performance Unit Awards under Unicom Corporation's Long-Term Incentive Plan.

  Item D: The appointment of Arthur Andersen LLP, independent public accountants, as Auditors for 1997.

  Shareholders of record on the books of ComEd at 4:00 P.M., Chicago time, on March 31, 1997, will be entitled to vote at the meeting.

                                       David A. Scholz
                                       Secretary

April 9, 1997

                         DIRECTIONS TO THE CLOCK TOWER
                          RESORT & CONFERENCE CENTER

FROM CHICAGO AREA:

I-90 (Kennedy Expressway--Northwest Tollway) West to Rockford, exit at Business Route U.S. 20. Straight across Business Route U.S. 20 to Clock Tower Resort & Conference Center.

                      [MAP TO LOCATION OF ANNUAL MEETING]

[COMED LOGO]

                             INFORMATION STATEMENT

                     WE ARE NOT ASKING YOU FOR A PROXY AND
                   YOU ARE REQUESTED NOT TO SEND US A PROXY.

                                                                  April 9, 1997

  This Information Statement is being sent to you in connection with the annual meeting of shareholders of ComEd to be held on May 29, 1997.

  A ticket is not required for attendance at the annual meeting; however, confirmation of stock ownership will be made prior to admission to the meeting.

  As of March 31, 1997, ComEd had outstanding 214,225,017 shares of Common Stock, par value $12.50 per share (of which Unicom Corporation ("Unicom") beneficially owned 214,217,564 shares), 68,741 shares of $1.425 Convertible Preferred Stock, without par value, and 15,996,324 shares of Cumulative Preference Stock without par value. UNICOM INTENDS TO VOTE ITS SHARES OF COMED COMMON STOCK FOR THE ELECTION OF THE NOMINEES NAMED IN ITEM A AND FOR THE MATTERS DISCUSSED IN ITEMS B, C AND D. CONSEQUENTLY, SUCH MATTERS ARE EXPECTED TO BE APPROVED.

  Unicom's 1996 Summary Annual Report was mailed to each shareholder of ComEd on or about February 19, 1997. The audited financial statements of ComEd, along with certain other financial information, are included in Exhibit B to this Information Statement. This Information Statement was first mailed to shareholders on or about April 9, 1997.

                         ITEM A: ELECTION OF DIRECTORS

NOMINEES

  Jean Allard, Edward A. Mason and Frank A. Olson, whose current terms as Directors expire at the 1997 annual meeting of shareholders, are not standing for re-election. Both Ms. Allard and Mr. Mason have reached the applicable mandatory retirement age, and Mr. Olson has chosen not to stand for re-election due to a substantial increase in his other business obligations. Their contributions were many and are gratefully appreciated.

  Ten Directors are to be elected at the annual meeting to serve terms of one year and until their respective successors have been elected. The Board has decided that it is not necessary to fill the vacancies caused by the retirements of Ms. Allard, Mr. Mason and Mr. Olson at this time and, therefore, the number of Board members is being reduced to ten. The nominees for Director, all of whom are now serving as Directors of ComEd and Unicom, are listed below together with certain biographical information. Except as otherwise indicated, each nominee for Director has been engaged in his or her present principal occupation for at least the past five years.

[PHOTO]         EDWARD A. BRENNAN, age 63. Director since 1995. Retired.
                Chairman and CEO of Sears, Roebuck and Co. (retail merchandiser) for more than five years prior to August 1995. Member of Audit, Corporate Governance and Compensation, Nominating and Regulatory and Environmental Affairs Committees. Other directorships: The Allstate Corporation, AMR Corporation, Dean Foods Company, Dean Witter, Discover & Co., Minnesota Mining and Manufacturing Company, The SABRE Group Holdings, Inc. and Unicom Corporation.



[PHOTO] JAMES W. COMPTON, age 59. Director since 1989. President and Chief Executive Officer of the Chicago Urban League (a non-profit agency). Chairman of Finance Committee and member of Corporate Governance and Compensation, Executive and Nominating Committees. Other directorship: Unicom Corporation.



[PHOTO]         BRUCE DeMARS, age 61. Director since October 1996. Retired.
                Admiral, United States Navy and Director, Naval Nuclear Propulsion Program for more than five years prior to October 1996. Chairman of Nuclear Operations Committee and member of Corporate Governance and Compensation Committee. Other directorship: Unicom Corporation.

[PHOTO] SUE L. GIN, age 55. Director since 1993. Founder, Owner, Chairman and Chief Executive Officer of Flying Food Fare, Inc. (in-flight catering company). Member of Corporate Governance and Compensation, Executive and Finance Committees. Other directorship: Unicom Corporation.

[PHOTO]         DONALD P. JACOBS, age 69. Director since 1979. Dean of the J.
                L. Kellogg Graduate School of Management, Northwestern University. Chairman of Regulatory and Environmental Affairs Committee and member of Corporate Governance and Compensation, Finance and Nominating Committees. Other directorships: The First National Bank of Chicago, Hartmarx Corp., Security Capital Industrial Trust, Unicom Corporation, Unocal Corp. and Whitman Corp.



[PHOTO] EDGAR D. JANNOTTA, age 65. Director since 1994. Senior Director of William Blair & Company, L.L.C. (investment banking and brokerage company) since January 1996. For more than five years prior thereto, Managing Partner of William Blair & Company and Senior Partner during 1995. Chairman of Nominating Committee and member of Audit, Corporate Governance and Compensation, and Finance Committees. Other directorships:
                AAR Corp., AON Corporation, Bandag, Incorporated, Molex Incorporated, Oil-Dri Corporation of America, Safety-Kleen Corp. and Unicom Corporation.

[PHOTO] GEORGE E. JOHNSON, age 69. Director since 1971. Founder and retired Chairman, Johnson Products Company, Inc. (personal care products company). Chairman of Indecorp, Inc. for more than five years prior to December 1995. Member of Audit, Corporate Governance and Compensation, Executive, and Regulatory and Environmental Affairs Committees. Other directorships: Burrell Communications Group and Unicom Corporation.



[PHOTO] LEO F. MULLIN, age 54. Director since 1995. Vice Chairman of ComEd since December 1995. President and Chief Operating Officer of First Chicago Corporation from November 1993 to July 1995. Chairman, President and Chief Executive Officer of American National Bank and Trust Company of Chicago from April 1991 to November 1993. Member of Executive and Nuclear Operations Committees. Other directorships: Pittway Corporation, Inland Steel Industries, Inc. and Unicom Corporation.

[PHOTO] JAMES J. O'CONNOR, age 60. Director since 1978. Chairman of ComEd. Chairman of Executive Committee and member of Nuclear Operations Committee. Other directorships: Corning Incorporated, First Chicago NBD Corporation, The First National Bank of Chicago, Tribune Company, UAL Corporation and Unicom Corporation.



[PHOTO] SAMUEL K. SKINNER, age 58. Director since 1993. President of ComEd since February 1993. General Chairman of the Republican National Committee from August 1992 to January 1993. Chief of Staff to the President of the United States from December 1991 to August 1992. Member of Executive and Nuclear Operations Committees. Other directorships: ANTEC Corporation, The Broken Hill Proprietary Company Limited, LTV Corporation, Unicom Corporation and Union Pacific Resources Group Inc.

ADDITIONAL INFORMATION CONCERNING BOARD OF DIRECTORS

  Compensation of Directors--Directors who are not employees of Unicom, ComEd, or any of their subsidiaries receive an annual fee of $30,000 payable in shares of Unicom common stock under the Unicom Corporation 1996 Directors' Fee Plan. Such Directors also receive a fee of $1,000 for each Board and Committee meeting they attend and an additional annual fee of $2,500 for each Committee of the Board that they chair, which meeting and chair fees may, at the election of the Director, be paid in shares of Unicom common stock under the 1996 Directors' Fee Plan. Any non-employee Director who is also a member of the Nuclear Operations Committee receives an additional annual fee of $7,500. In the event that Directors also serve as directors of Unicom, or as chairs of corresponding committees of Unicom, the aggregate fees paid to such Directors in respect of such service to Unicom and ComEd do not exceed the foregoing amounts. Directors who are full-time employees of Unicom, ComEd, or any of their subsidiaries receive no fees for service on the Board of Directors. Directors may defer the cash portion of their fees. Directors who have never been an officer or an employee of Unicom, ComEd, or any of their subsidiaries, and who have attained at least age 65 and completed the required period of Board service (3 to 5 years as applicable, including service as a director of Unicom), are eligible for retirement benefits upon retirement. Such benefits are paid to the retired Director or a surviving spouse for a period equal to such Director's years of service (including service as a director of Unicom) in an amount per year equal to the annual retainer for Board members as in effect at the time of payment. Effective January 1, 1997, the Board of Directors terminated the further accrual of retirement benefits and offered each Director the option to irrevocably elect, in lieu of amounts otherwise payable, a lump sum amount payable upon retirement, either by delivery of shares of Unicom common stock or in cash. In lieu of further accrual of retirement benefits, non-employee Directors will receive a $6,200 increase in their annual fee, effective June 1, 1997 and payable in shares of Unicom common stock.

  Audit Committee--The Audit Committee consists of five Directors who are not employees of Unicom, ComEd, or any of their subsidiaries. Members serve three-year staggered terms. It is the responsibility of the Audit Committee to review, with ComEd's independent Auditors, ComEd's financial statements and the scope and results of such Auditors' examinations, to monitor the internal accounting controls and practices of ComEd, to review the financial statements set forth in Exhibit B and to recommend the appointment, subject to shareholder approval, of independent Auditors. The Committee met three times during 1996. Members of the Committee are Jean Allard (Chair), Edward A. Brennan, Edgar D. Jannotta, George E. Johnson and Edward A. Mason.

  Corporate Governance and Compensation Committee--The Corporate Governance and Compensation Committee consists of all Directors who are not and have never been employees of Unicom, ComEd, or any of their subsidiaries. Members serve one-year terms. The Committee reviews management and executive compensation programs and corporate governance matters and administers awards under the Deferred Compensation Plan. The Committee met five times during 1996. Members of the Committee are Frank A. Olson (Chairman), Jean Allard, Edward A. Brennan, James W. Compton, Bruce DeMars, Sue L. Gin, Donald P. Jacobs, Edgar D. Jannotta, George E. Johnson and Edward A. Mason.

  Executive Committee--The Executive Committee consists of six Directors. Members serve one-year terms. The remaining Directors constitute alternates to serve temporarily, in rotation, in place of any member unable to serve. The Committee has and may exercise all the authority of the Board of Directors when the Board is not in session, subject to limitations set forth in the By-Laws. The Committee met two times during 1996. Members of the Committee are James J. O'Connor (Chairman), James W. Compton, Sue L. Gin, George E. Johnson, Leo F. Mullin and Samuel K. Skinner.

  Finance Committee--The Finance Committee consists of five Directors. Members serve one-year terms. The Committee reviews the scope and results of ComEd's and its subsidiaries' financing program. The Committee met two times during 1996. Members of the Committee are James W. Compton (Chairman), Jean Allard, Sue L. Gin, Donald P. Jacobs and Edgar D. Jannotta.

  Nominating Committee--The Nominating Committee consists of five Directors who are not employees of Unicom, ComEd, or any of their subsidiaries. Members serve one-year terms. The Committee reviews the qualifications of potential candidates and proposes nominees for Director to the Board. The Committee will consider nominees recommended by shareholders if such recommendations are submitted in writing, accompanied by a description of the proposed nominee's qualifications and other relevant biographical information and evidence of the consent of the proposed nominee. The recommendations should be addressed to the Nominating Committee, in care of the Secretary of ComEd. Nominations also may be presented by shareholders at the annual meeting of shareholders. The Committee met one time during 1996. Members of the Committee are Edgar D. Jannotta (Chairman), Edward A. Brennan, James W. Compton, Donald P. Jacobs and Frank A. Olson.

  Nuclear Operations Committee--The Nuclear Operations Committee consists of five Directors. Members serve one-year terms. The Committee reviews ComEd's nuclear operations. The Committee met six times during 1996. Members of the Committee are Bruce DeMars (Chairman), Edward A. Mason, Leo F. Mullin, James J. O'Connor and Samuel K. Skinner.

  Regulatory and Environmental Affairs Committee--The Regulatory and Environmental Affairs Committee consists of five Directors. Members serve one-year terms. The Committee reviews ComEd's relationships with economic and environmental regulatory agencies and reviews matters involving ComEd before such agencies. The Committee met two times during 1996. Members of the Committee are Donald P. Jacobs (Chairman), Edward A. Brennan, George E. Johnson, Edward A. Mason and Frank A. Olson.

  Attendance at Meetings--During 1996, there were eight meetings of the Board of Directors. The average attendance of all incumbent Directors, expressed as a percent of the aggregate total of Board and Board Committee meetings in 1996, was 95%. Each incumbent Director attended at least 79% of the meetings of the Board and Board Committees of which the Director was a member.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  As of March 1, 1997, Unicom beneficially owned 214,217,564 shares of ComEd Common Stock, representing more than 99.99% of the total ComEd Common Stock outstanding, and there was no other person known to ComEd to be the beneficial owner of more than five percent of any class of ComEd voting securities. The following table lists the beneficial ownership, as of March 1, 1997, of Unicom common stock held by each of the Directors, each of the executive officers named in the Summary Compensation Table on page 13 and ComEd's Directors and executive officers as a group. Except as otherwise noted below, no executive officers or Directors of ComEd beneficially own voting securities of ComEd.

                                                         AMOUNT OF
                                                         BENEFICIAL
                                                         OWNERSHIP
                                                         OF UNICOM       PERCENT
                                                           COMMON          OF
                          NAME                             STOCK          CLASS
                          ----                           ----------      -------
Jean Allard.............................................    1,963            *
Edward A. Brennan.......................................    1,781            *
James W. Compton........................................    2,361            *
Bruce DeMars............................................      242            *
Sue L. Gin..............................................    5,167            *
Donald P. Jacobs........................................    3,522            *
Edgar D. Jannotta.......................................    2,003            *
George E. Johnson.......................................    4,147            *
Edward A. Mason.........................................    2,489            *
Leo F. Mullin...........................................   20,091            *
James J. O'Connor.......................................   32,653(1)(2)      *
Frank A. Olson..........................................    2,003            *
Samuel K. Skinner.......................................   34,782            *
Thomas J. Maiman........................................    8,520(2)         *
Michael J. Wallace......................................    9,518(2)(3)      *
Directors and executive officers as a group (35
 persons)...............................................  213,580(2)(4)      *

---------------------
*Less than one percent
(1) Includes 1,670 shares owned by family members.
(2) Does not include shares of Unicom common stock that would have been received by an officer under certain awards made pursuant to the Unicom Corporation Long-Term Incentive Plan but for an election by such officer to defer receipt of such shares. All such deferred shares were issued to a trust held by an institutional investor. The Trustee has sole voting rights with respect to such deferred shares. Dividends paid thereon are either reinvested in Unicom common stock and held by such Trustee or are paid to the officer making the deferral. As of March 1, 1997, the total number of shares deferred by officers was 124,916. Deferrals by Messrs. O'Connor, Maiman and Wallace totalled 41,340, 8,683 and 9,927 shares, respectively.
(3) Includes 100 shares jointly owned with a family member, 189 shares owned by a family member and 200 shares held in a custodial account for a family member.
(4) Includes 1,979 shares owned by spouses, 200 shares held in a custodial account for a family member, 1,399 shares jointly owned by spouse and in-law, 1,859 shares owned by family members and 1,978 shares jointly owned with family members. Such persons also beneficially own 70 shares of ComEd Preference Stock, representing less than one percent of such class.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires ComEd's officers and directors and persons who own more than ten percent of a registered class of ComEd equity securities ("Reporting Person") to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Reporting Persons are required by Securities and Exchange Commission regulations to furnish ComEd with copies of all Section 16(a) reports they file.

  Based solely on its review of the copies of such forms received by it and written representations from certain Reporting Persons, ComEd believes that during fiscal 1996, its Reporting Persons complied with all filing requirements applicable to them.

                     ITEM B: AMENDMENT AND RESTATEMENT OF
                  UNICOM CORPORATION LONG-TERM INCENTIVE PLAN

  The second item to be considered by shareholders at the annual meeting will be an amendment and restatement of the existing Unicom Corporation Long-Term Incentive Plan. The Incentive Plan was originally approved by ComEd's shareholders in May 1993. It was re-approved by ComEd in August 1994, as the then sole shareholder of Unicom, in connection with its assumption by Unicom. As explained below, it is being amended, and submitted to both Unicom and ComEd shareholders for their consideration and approval, so that future grants or awards under the Incentive Plan can qualify as "performance-based compensation" under the Internal Revenue Code. Neither the number of shares available for awards under the Incentive Plan, nor the types of awards allowed under the Incentive Plan, is being changed. Subject to shareholder approval, the amendments to the Incentive Plan establish the following new limits on awards: first, the maximum aggregate number of shares of Unicom common stock available for stock option and stock appreciation rights grants to any given individual in any five consecutive years would be limited to 500,000; and second, the maximum aggregate number of performance units that could be granted to any given individual in any given year would be limited to 50,000. The full text of the Incentive Plan, which will become effective upon Unicom and ComEd shareholder approval, is attached as Exhibit A to this Information Statement.

PURPOSES OF INCENTIVE PLAN AND AMENDMENTS

  The purposes of the Incentive Plan are (i) to align the interests of shareholders and recipients of awards by increasing the proprietary interest of such recipients in Unicom's and ComEd's growth and success and (ii) to advance Unicom's and ComEd's interests by attracting and retaining well-qualified persons by providing such persons with performance-related incentives. Awards under the original plan have been, and awards under the amended Incentive Plan are expected to be, structured to achieve these purposes.

  The Incentive Plan provides for a variety of awards that can be flexibly administered in order to carry out its purposes. The Board believes this authority will continue to permit Unicom and ComEd to keep pace with changing developments in compensation programs and to make them competitive with other companies that offer creative incentives to attract and keep employees. The flexibility of the Incentive Plan will continue to allow Unicom and ComEd to respond to changing circumstances such as changes in tax laws, accounting rules, securities regulations and other rules regarding benefit plans. The Incentive Plan grants the administrators flexibility in creating the terms and restrictions deemed appropriate for particular awards as facts and circumstances warrant.

  As noted earlier, the purpose of the amendments, and the reason for obtaining shareholder approval, is to assist awards under the Incentive Plan in qualifying as performance-based compensation under the Internal Revenue Code.
Section 162(m) of the Internal Revenue Code, which became effective after the adoption of the original plan in 1993, limits the deduction that may be claimed for compensation paid to the Chairman and Chief Executive Officer and the four other highest paid executive officers at the end of a given calendar year to $1,000,000 per person, subject to certain exceptions. The rule applies to all types of compensation, including amounts realized upon the exercise of stock options and the receipt of cash and stock in payment of awards, unless the award and the plan under which they are made qualify as "performance-based" under the Internal Revenue Code and related regulations. The amendment and restatement of the original plan is intended to allow future option, stock appreciation rights and performance unit grants under the Incentive Plan to be eligible for treatment as performance-based compensation under Section 162(m) of the Code.

PRINCIPAL TERMS OF INCENTIVE PLAN

  Employees of Unicom and its subsidiary companies (in which Unicom owns directly or indirectly a 51% or more voting equity interest) are eligible to be selected to participate in the Incentive Plan. The selection of participants from eligible persons is within the sole discretion of the Corporate Governance and Compensation Committee of the Unicom Board of Directors. Approximately 16,800 persons are eligible to participate in the Incentive Plan.

  The Incentive Plan authorizes the Corporate Governance and Compensation Committee of the Unicom Board of Directors to make or grant the following types of awards singly, in combination or in tandem:

    Stock Options. Awards may consist of options to purchase shares of Unicom common stock, which may be "incentive stock options" or non-qualified stock options. Incentive stock options must meet the requirements of Section 422 of the Internal Revenue Code and carry some potential tax advantages for the recipient. Non-qualified stock options are not subject to those requirements and do not carry such advantages. The Committee is empowered to determine the number of shares subject to each option, the manner and time of the option's exercise, and the exercise price per share of stock subject to the option. The exercise price of an incentive stock option may not be less than the fair market value of a share of Unicom common stock on the date the option is granted. The Committee may establish any exercise price for non-qualified stock options. The exercise price of an option may, at the discretion of the Committee, be paid by a participant in cash, shares of Unicom common stock owned by the participant, a combination thereof, or such other consideration as the Committee may deem appropriate.

    Stock Appreciation Rights. A stock appreciation right ("SAR") is a right to receive a payment (either in cash, shares of Unicom common stock, or a combination thereof) equal to the appreciation in market value of a stated number of shares of Unicom common stock. The appreciation is measured by the difference between a reference price stated in the SAR and the market value of a share of Unicom common stock on the date of exercise of the SAR. A SAR may be granted in tandem with a stock option ("Tandem SARs") or independent of a stock option ("Non-tandem SARs"). A Tandem SAR may be granted either at the time of the grant of the related stock option or, in the case of a non-qualified stock option, at any time thereafter during the term of such option. Upon the exercise of a stock option as to some or all of the shares covered by the award, the related Tandem SAR is cancelled automatically to the extent that the number of shares subject to the Tandem SAR exceeds the number of remaining shares subject to the related stock option.

    Stock Awards. Awards may also consist of grants of restricted or unrestricted shares of Unicom common stock. Such awards will be subject to such terms, conditions, restrictions and/or limitations, if any, as the Committee deems appropriate, which may include restrictions on transferability and continued employment.

    Performance Shares. Performance shares are either shares of Unicom common stock or units which are expressed in terms of Unicom common stock. Such awards are contingent upon the attainment over a specified time period (as determined by the Committee) of certain performance objectives. The performance objectives to be achieved during a performance period and the measures of whether and to what degree such objectives have been attained are also determined by the Committee.

    Performance Units. Awards may also be granted in the form of "performance units," which are units valued by reference to criteria chosen by the Committee other than Unicom common stock. Performance units are similar to performance shares in that they are contingently awarded based on the attainment over a performance period of certain objectives. The length of the performance period, the performance objectives to be achieved and the measure of whether and to what degree such objectives have been achieved are determined by the Committee. Amounts earned under performance units may be paid in cash, shares of Unicom common stock or both.

    Other Stock-Based Awards. The Committee is also authorized to grant to participants awards of Unicom stock and other awards that are valued in whole or in part by reference to, or are otherwise based on, Unicom common stock.

  Awards may be paid in cash, shares of Unicom common stock, a combination of cash and shares of Unicom common stock, or any other form of property, as the Committee determines. If an award is granted in the form of a stock option, restricted or unrestricted stock award, performance shares, or in the form of any other stock-based award, the Committee may include as part of such award an entitlement to receive dividends or dividend equivalents. At the discretion of the Committee, the payment of performance shares or performance units may be deferred by a participant. As noted in the first paragaph of this Item, the amendments limit (i) the maximum aggregate number of shares of Unicom common stock available for stock option and stock appreciation rights grants to 500,000 for any given individual in any five consecutive years and (ii) the maximum aggregate number of performance units that can be granted to 50,000 for any given individual in any given year.

  Awards are evidenced by written agreements containing the terms, conditions, restrictions and/or limitations covering the grant of the award.

AVAILABLE SHARES; OUTSTANDING AWARDS

  The Incentive Plan originally made available an aggregate of 4,000,000 shares of Unicom common stock for the grant of awards. Since then, 659,284 shares have been issued in payment of awards under the Incentive Plan. There remain 3,340,716 shares available for satisfying currently outstanding awards (including the stock options described in the next paragraph), and issuing future awards. Shares covered by any stock option, stock appreciation right or other stock award that expires or terminates unexercised or is cancelled or forfeited become available again for awards under the Incentive Plan.

  As of March 1, 1997, there were 1,190,000 shares covered by outstanding non-qualified stock options. Each stock option entitles the holder to purchase shares of Unicom common stock. The options become exercisable in equal increments on the first three anniversaries of the grant date (subject to acceleration in the event of a change in control of Unicom), and expire entirely on the tenth anniversary of the grant date to the extent not previously exercised. Options to purchase an aggregate of 1,201,500 shares at an exercise price of $25.50 per share were granted in July 1996 to employees, including options to purchase 65,000, 50,000, 50,000, 22,500 and 15,000 shares granted to Messrs. O'Connor, Mullin, Skinner, Maiman and Wallace, respectively; and options to purchase 436,500 shares granted to all executive officers as a group. Options to purchase an aggregate of 4,000 shares at an exercise price of $25.50 per share were granted in December 1996 to two key non-executive employees. Non-employee Directors are not eligible to participate in the Incentive Plan. As of March 1, 1997, the market price of Unicom common stock was $22.50 per share, which was below the exercise price of the outstanding options.

  Benefits under the Incentive Plan with respect to 1997 and future years are not determinable.

INCENTIVE PLAN ADMINISTRATION

  The Incentive Plan is administered by the Corporate Governance and Compensation Committee of the Unicom Board of Directors. No member of the Committee is eligible to participate in the Incentive Plan. Among the powers granted to the Committee are the authority to interpret the Incentive Plan, establish rules and regulations for its operation, select employees of Unicom and its subsidiaries to receive awards, and determine the form, amount and other terms and conditions of awards. The

Committee also has the power to modify or waive restrictions on awards, to amend awards and to grant extensions and accelerate awards.

AMENDMENT AND TERMINATION

  The Unicom Board of Directors may amend the Incentive Plan at any time but may not, without Unicom shareholder approval, adopt any amendment which would increase the number of shares of Unicom common stock available for award under the Incentive Plan or which would cause the Incentive Plan to lose its exemption under Securities and Exchange Commission Regulation Section 240.16b-3.

  The Incentive Plan has no fixed termination date but may be terminated by the Unicom Board at any time. Termination of the Incentive Plan will not affect the status of any awards outstanding at the date of termination.

FEDERAL TAX TREATMENT

  Under current U.S. federal tax law, the following is a brief summary of the U.S. federal income tax consequences generally arising with respect to awards under the Incentive Plan.

  A participant who is granted an incentive stock option will not recognize any taxable income at the time of the grant of the option or at the time of its exercise. If the participant does not dispose of the shares acquired pursuant to an incentive stock option before the later of two years from the date of grant and one year from the date of exercise, any gain or loss realized on a subsequent disposition of the shares will be treated as a long-term capital gain or loss, and the participant's employer will not be entitled to any deduction for federal income tax purposes.

  A participant who is granted a non-qualified option will not recognize taxable income at the time of grant, but will recognize taxable income at the time of exercise equal to the difference between the exercise price of the shares and the market value of the shares on the date of exercise. The participant's employer will be entitled to a tax deduction for the amount of income recognized by the participant.

  A participant who is granted a SAR will not recognize any taxable income at the time of grant, but will recognize taxable income at the time of exercise equal to the difference between the reference price of the shares and the market price of the shares on the date of exercise, and the participant's employer will be entitled to a tax deduction for the amount of income recognized by the participant.

  A participant who has been granted either performance units or performance shares will not recognize taxable income at the time of the grant. A participant will recognize ordinary income at the time the award is paid equal to the amount of cash paid or the value of shares delivered, and the participant's employer will be entitled to a tax deduction for the amount of income recognized by the participant.

  A participant who has been granted an award of restricted shares of Unicom common stock will not recognize taxable income at the time of the grant, and the participant's employer will not be entitled to a tax deduction at the time of the grant, unless the participant makes an election to be taxed at the time of the award. When the restrictions lapse, the participant will recognize taxable income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The participant's employer will be entitled to a corresponding tax deduction.

  A participant who has been granted an unrestricted stock award will recognize taxable income at the time of grant in an amount equal to the then fair market value of the Unicom common stock awarded. The participant's employer will receive a corresponding tax deduction.

                  ITEM C: MATERIAL TERMS OF PERFORMANCE-BASED
              INCENTIVES IN THE LONG-TERM PERFORMANCE UNIT AWARDS
                    UNDER UNICOM'S LONG-TERM INCENTIVE PLAN

  The third item to be considered by shareholders at the annual meeting will be the approval of the material terms of certain performance unit awards to be made under the Unicom Corporation Long-Term Incentive Plan. The Corporate Governance and Compensation Committee of the Unicom Board of Directors has annually granted to certain management-level employees a long-term performance unit award whose payment is based upon a cumulative total shareholder return performance comparison of Unicom Common Stock to the common stock of the other companies comprising the Dow Jones Utility Stock Index over a three-year period. Such employees include persons subject to the compensation deduction limitations of Section 162(m) of the Internal Revenue Code. As noted previously, the deduction limitations do not apply to certain categories of performance-based compensation grants which meet the applicable statutory requirements. Such requirements include obtaining shareholder approval of the "material terms" of the grants. Those "material terms" are (i) the individuals eligible to receive compensation under the award, (ii) the business criteria on which the performance incentives under the award are based, and (iii) the maximum amount of compensation to be paid or the formula by which the amount of individual awards will be determined under the award.

ELIGIBLE PARTICIPANTS

  Recipients of the long-term performance unit awards would include the Company's Chief Executive Officer and its four most highly paid officers (other than the Chief Executive Officer). Previous and currently outstanding long-term performance unit awards have included so-called "group level" and "officer level" employees of ComEd and Commonwealth Edison Company of Indiana, Inc., representing an aggregate of approximately 325 recipients. It is expected that future awards would cover the aforementioned recipients and, if the Corporate Governance and Compensation Committee so determines, other key employees of Unicom and its subsidiaries.

BUSINESS CRITERIA AND FORMULA FOR AWARDS

  Under each long-term performance unit award, a participant would be entitled to receive a payment based on the cumulative total shareholder return on Unicom's common stock relative to the common stock of the other companies comprising the Dow Jones Utility Stock Index over a three-year performance period. Cumulative total shareholder return is calculated by dividing (1) the sum of the cumulative amount of dividends during the three-year period (assuming that those dividends are reinvested) plus the difference in the share price between the beginning and end of the three-year period, by (2) the share price at the beginning of the three-year period. Unicom's performance relative to the other companies in the public utility index must equal or exceed the 25th percentile for any award to be earned by a participant, and must equal or exceed the 90th percentile to earn the maximum payout.

  Payout amounts under the awards are determined based upon a participant's salary and the aforementioned relative performance. Specifically, a portion of base salary is divided by the closing price of Unicom common stock as reported in The Wall Street Journal as New York Stock Exchange Composite Transactions on the last business day immediately preceding the commencement of the performance period to determine the number of performance units that the participant will initially receive. The total number of performance units which may be granted to such participant in any given year under the Incentive Plan may not exceed 50,000. The initial number is then adjusted based upon the performance of Unicom common stock relative to the other companies comprising the Dow Jones Utility Stock Index over a three-year performance period. At the minimum performance level (i.e., the 25th percentile), that initial number is multiplied by one-half; and at the maximum performance level

(i.e., the 90th percentile), it is multiplied by two. The dollar value of the payout is then determined by multiplying the performance adjusted number of performance units by the average closing price of Unicom common stock as reported in The Wall Street Journal as New York Stock Exchange Composite Transactions during the calendar quarter ending on the last day of the performance period.

  Payments made to the named executive officers under prior long-term performance unit awards are reflected in the "Payouts" column under the "Long-Term Compensation" heading in the Summary Compensation Table.

                          ITEM D: APPROVAL OF AUDITORS

  Subject to approval of the shareholders, the Board of Directors of ComEd has appointed Arthur Andersen LLP, independent public accountants, as Auditors to examine the annual and quarterly consolidated financial statements of ComEd and its subsidiary companies for 1997. The shareholders will be asked at the annual meeting to approve such appointment. The firm of Arthur Andersen LLP has audited the accounts of Unicom since its inception in 1994, and ComEd since 1932. A representative of Arthur Andersen LLP will be present at the meeting to make a statement if such representative so desires, and to respond to shareholders' questions.

                            EXECUTIVE COMPENSATION

  The following table sets forth certain information relating to the compensation during the past three calendar years of those persons who were, at December 31, 1996, the Chief Executive Officer and the other four most highly compensated executive officers of Unicom or ComEd.

SUMMARY COMPENSATION TABLE

                                                           LONG-TERM
                               ANNUAL COMPENSATION       COMPENSATION
                             ----------------------- ---------------------
                                                        AWARDS     PAYOUTS
                                              OTHER  ------------- -------
                                             ANNUAL   SECURITIES           ALL OTHER
                                             COMPEN-  UNDERLYING    LTIP    COMPEN-
  NAME AND PRINCIPAL         SALARY   BONUS  SATION  OPTIONS /SARS PAYOUTS SATION(1)
       POSITION         YEAR    $       $       $          #          $        $
  ------------------    ---- ------- ------- ------- ------------- ------- ---------
James J. O'Connor       1996 844,926 528,079     0      65,000     324,956  101,174
 Chairman (Chief        1995 826,926 826,926     0         --      452,296   98,102
 Executive Officer)     1994 773,536 485,106     0         --            0   93,120
 ComEd and Unicom
Samuel K. Skinner       1996 589,000 368,125     0      50,000     232,994  102,048
 President              1995 580,000 580,000     0         --      324,297  105,828
 ComEd and Unicom       1994 543,748 602,338     0         --            0   87,969
Leo F. Mullin(2)        1996 580,000 362,500     0      50,000      91,849  117,287
 Vice Chairman          1995  35,508 275,000     0         --       15,156    1,953
 ComEd and Unicom
Thomas J. Maiman        1996 336,785 105,639     0      22,500      90,981   24,506
 Executive Vice         1995 279,055 128,445     0         --      126,633   20,265
 President              1994 267,516 155,862     0         --            0   19,609
 ComEd
Michael J. Wallace      1996 308,440  94,104     0      15,000      87,847   16,488
 Senior Vice President  1995 277,440  93,021     0         --      122,271   13,469
 ComEd                  1994 269,689 123,803     0         --            0   12,919

---------------------
(1) Amounts shown include matching contributions made by ComEd pursuant to the ComEd Employee Savings and Investment Plan ("ESIP"), matching contributions made by ComEd pursuant to the ComEd Excess Benefit Savings Plan and premiums and administrative service fees paid by ComEd on behalf of the named individuals under various group life insurance plans. For the year 1996, contributions made to the ESIP amounted to $6,648, $3,781, $6,993, $6,308 and $5,497 on behalf of Messrs. O'Connor, Skinner, Mullin, Maiman and Wallace, respectively. Contributions made to the ComEd Excess Benefit Savings Plan during 1996 totaled $23,802, $20,796, $18,288, $7,127 and $6,900 on behalf of Messrs. O'Connor, Skinner, Mullin, Maiman and Wallace, respectively. Premiums and administrative service fees paid during 1996 for Split Dollar Life, Accidental Death and Travel Accident insurance policies for Messrs. O'Connor, Skinner, Mullin, Maiman and Wallace, respectively, are as follows: $70,323, $365 and $36; $77,191, $255 and $25; $91,727, $254 and $25; $10,894, $161 and $16; and $3,944,
    $134 and $13. ComEd is entitled to recover the premiums and administrative service fees from any amounts paid by the insurer on such Split Dollar Life policies and has retained a collateral interest in each policy to the extent of the premiums and administrative service fees paid with respect to such policy.
(2) Mr. Mullin became an executive officer of ComEd and Unicom in December
    1995.

OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                             INDIVIDUAL GRANTS
                          -------------------------------------------------------
                           NUMBER OF
                          SECURITIES   % OF TOTAL
                          UNDERLYING  OPTIONS/SARS EXERCISE            GRANT DATE
                          OPTION/SARS  GRANTED TO  OR BASE              PRESENT
                            GRANTED   EMPLOYEES IN  PRICE   EXPIRATION   VALUE
NAME                         #(1)     FISCAL YEAR  $/SHARE     DATE       $(2)
----                      ----------- ------------ -------- ---------- ----------
James J. O'Connor (CEO).    65,000        5.39      25.50    7/17/06    243,100
Samuel K. Skinner.......    50,000        4.15      25.50    7/17/06    187,000
Leo F. Mullin...........    50,000        4.15      25.50    7/17/06    187,000
Thomas J. Maiman........    22,500        1.87      25.50    7/17/06     84,150
Michael J. Wallace......    15,000        1.24      25.50    7/17/06     56,100

---------------------
(1) Each option becomes exercisable in equal annual increments on the first, second and third anniversaries of the July 1996 grant date, subject to acceleration in the event that a change in control of Unicom occurs. The options do not include any stock appreciation rights.
(2) The "grant date present value" is based upon the Black-Scholes option-pricing model. The actual value, if any, an executive may realize upon exercise of the option will depend on the excess of the stock price over the exercise price on the date the option is exercised. Consequently, there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The principal assumptions incorporated into the valuation model by Unicom are as follows: (i) expected time to exercise of seven years, (ii) dividend yield rate of 6.3%, (iii) risk-free interest rate of 6.64% and (iv) expected volatility of 20.98%.

LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                          PERFORMANCE   ESTIMATED FUTURE PAYOUTS
                                           OR OTHER               UNDER
                              NUMBER        PERIOD     NON-STOCK PRICE-BASED PLANS
                            OF SHARES,       UNTIL    -----------------------------
                             UNITS OR     MATURATION  THRESHOLD  TARGET    MAXIMUM
NAME                      OTHER RIGHTS(1)  OR PAYOUT   NUMBER    NUMBER    NUMBER
----                      --------------- ----------- --------- --------- ---------
                                                      (NUMBER OF PERFORMANCE UNITS)
James J. O'Connor (CEO).     16,589.87    3 years(2)  8,294.94  16,589.87 33,179.74
Samuel K. Skinner.......      9,275.58    3 years(2)  4,637.79   9,275.58 18,551.16
Leo F. Mullin...........      9,275.58    3 years(2)  4,637.79   9,275.58 18,551.16
Thomas J. Maiman........      5,502.45    3 years(2)  2,751.23   5,502.45 11,004.90
Michael J. Wallace......      4,089.55    3 years(2)  2,044.78   4,089.55  8,179.10

---------------------
(1) Long-term performance unit awards were initiated during 1994 to executive and group level employees under the Unicom Corporation Long-Term Incentive Plan. Under the awards described in the table, the number of units initially awarded to a participant is determined by dividing a portion of base salary (including income from current compensation units under Unicom's and ComEd's Deferred Compensation Unit Plans) (such portion being 50% for Mr. O'Connor, 40% each for Messrs. Skinner, Mullin and Maiman and 35% for Mr. Wallace) by $27.125. Payouts are based on the cumulative total shareholder return on Unicom common stock (assuming reinvestment of dividends) relative to that of the other companies comprising the Dow Jones Utility Stock Index over a three-year performance period ending December 31, 1999. The dollar value of a payout is determined by multiplying the number of units applicable to the level of performance achieved by the average closing price of Unicom common stock as reported in The Wall Street Journal as New York Stock Exchange Composite Transactions during the calendar quarter ending on December 31, 1999. Payments are to be made half in cash and half in the form of unrestricted shares of Unicom common stock. Effective with awards payable in 1996, a participant may elect to defer receipt of up to 100% of the total award (net of applicable taxes) under the Unicom Corporation Stock Bonus Deferral Plan and receive, after such deferral, the deferred amount in the form of unrestricted shares of Unicom common stock. Notwithstanding the foregoing, no payouts are earned or made if the relative cumulative total shareholder return on Unicom common stock is lower than the 25th percentile; and the highest level of payout is reached when such relative return equals or exceeds the 90th percentile.
(2) Three-year period ending December 31, 1999.

SERVICE ANNUITY SYSTEM PLAN

  The following table sets forth the annual retirement benefits payable under ComEd's Service Annuity System Plan (including payments under a supplemental management retirement plan) to employees who retire at age 65 at stated levels of compensation and years of service at retirement (in 1997).

                              PENSION PLAN TABLE
-------------------------------------------------------------------------------
       HIGHEST         ANNUAL NORMAL RETIREMENT BENEFITS AFTER SPECIFIED YEARS
       4-YEAR                                OF SERVICE*
       AVERAGE        ---------------------------------------------------------
      EARNINGS           15       20       25        30        35        40
     -----------      -------- -------- --------- --------- --------- ---------
$  100,000........... $ 35,369 $ 45,905 $  55,800 $  65,217 $  74,275 $  83,066
   200,000...........   70,738   91,810   111,601   130,433   148,550   166,131
   300,000...........  106,107  137,715   167,401   195,650   222,825   249,197
   400,000...........  141,475  183,620   223,201   260,866   297,100   332,263
   500,000...........  176,844  229,526   279,002   326,083   371,374   415,328
   600,000...........  212,213  275,431   334,802   391,300   445,649   498,394
   700,000...........  247,582  321,336   390,603   456,516   519,924   581,460
   800,000...........  282,951  367,241   446,403   521,733   594,199   664,526
   900,000...........  318,320  413,146   502,203   586,949   668,474   747,591
 1,000,000...........  353,689  459,051   558,004   652,166   742,749   830,657
 1,100,000...........  389,058  504,956   613,804   717,382   817,024   913,723
 1,200,000...........  424,426  550,861   669,604   782,599   891,299   996,788
 1,300,000...........  459,795  596,767   725,405   847,816   965,573 1,079,854
 1,400,000...........  495,164  642,672   781,205   913,032 1,039,848 1,162,920
 1,500,000...........  530,533  688,577   837,005   978,249 1,114,123 1,245,985
 1,600,000...........  565,902  734,482   892,806 1,043,465 1,188,398 1,329,051
 1,700,000...........  601,271  780,387   948,606 1,108,682 1,262,673 1,412,117
 1,800,000...........  636,640  826,292 1,004,406 1,173,899 1,336,948 1,495,183
 1,900,000...........  672,009  872,197 1,060,207 1,239,115 1,411,223 1,578,248
 2,000,000...........  707,377  918,102 1,116,007 1,304,332 1,485,498 1,661,314

---------------------
* An employee may elect a marital annuity for a surviving spouse which would reduce the employee's normal retirement benefits. The amounts shown reflect certain assumptions as to total earnings, but do not reflect any reduction for Social Security benefits.

  Service Annuity System Plan--ComEd maintains a non-contributory Service Annuity System Plan for all regular employees of ComEd. The Plan provides benefits upon retirement at age 65 which are based upon years of credited service and percentages of the employee's highest consecutive four-year average annual base pay, which includes basic compensation and certain incentive pay. An employee with at least 10 years of service may retire prior to attaining age 65 (but not prior to age 50) and will receive reduced benefits if retirement is prior to age 60. A non-executive employee may work beyond age 65 with additional benefits accruing for earnings and service after age 65. Contributions to the Plan by ComEd are based upon actuarial determinations that take into account the amount deductible for income tax purposes and the minimum contribution required under the Employee Retirement Income Security Act of 1974, as amended. Compensation used in the computation of annual retirement benefits under the Plan is substantially equivalent to the amounts shown in the "Salary" and "Bonus" columns under the "Annual Compensation" heading of the Summary Compensation Table. The compensation used in the computation of annual retirement benefits under the Plan is limited by the Internal Revenue Code as of January 1, 1997 to $160,000 (which number is subject to adjustment for increases in the cost of living) for any one employee. Any reduction in the annual retirement benefits payable to management employees under the Plan as a result of any limitations imposed by the Internal Revenue Code is restored under a supplemental management retirement plan maintained by ComEd. Thus, annual retirement benefits, as set forth in the Pension Plan Table above, are based on the amounts shown in the "Salary" and "Bonus" columns under the "Annual Compensation" heading of the Summary Compensation Table, without limitation as a result of the application of the provisions of the Internal Revenue Code. Credited years of service under the Plan for the persons named in the Summary Compensation Table are as follows: James J. O'Connor, 33 years; Leo
F. Mullin, 1 year; Samuel K. Skinner, 4 years; Thomas J. Maiman, 31 years; and Michael J. Wallace, 22 years.

EMPLOYMENT AGREEMENTS

  ComEd has an agreement with Samuel K. Skinner providing for an initial 1993 base salary of $490,000 per annum, an unfunded supplemental retirement benefit and credit for ten years of service for purposes of determining eligibility for certain post-retirement health care benefits. The supplemental retirement benefit does not vest until the completion of five years of employment, unless ComEd terminates Mr. Skinner's employment for reasons other than fraud or willful misconduct; however, payment of a surviving spouse benefit will be made if Mr. Skinner dies within such five years. The formula underlying the supplemental retirement benefit provides a benefit, together with any benefits payable under the Service Annuity System Plan and a social security supplement, equal to one-third of Mr. Skinner's highest annual earnings during the preceding five years, after five years of service, and increasing ratably annually to one-half of such annual earnings after ten years. The agreement also provides for a severance payment equal to two years of base salary, payable over three years, and a three-year continuation of health and life insurance benefits in the event that Mr. Skinner's employment is terminated by ComEd for reasons other than death, fraud or willful misconduct. The severance payment is subject to reduction to the extent that Mr. Skinner receives compensation from another full-time employer during the payment period.

  ComEd entered into an employment agreement with Leo F. Mullin, pursuant to which he became Vice Chairman of Unicom and ComEd on December 1, 1995. The agreement provides that ComEd will pay Mr. Mullin an initial base salary of $577,000 per annum. In addition, Mr. Mullin received a bonus upon commencement of his duties of $275,000. The agreement provides that he will receive bonuses on the same basis as any annual bonus paid to Unicom's and ComEd's Chairman or President, or both, as determined by the Board of Directors. For calendar year 1996, Mr. Mullin was guaranteed a bonus of at least 50% of his base salary. He was also awarded performance units making him eligible for payments under the Unicom Corporation Long-Term Incentive Plan. Mr. Mullin's agreement also provides for an unfunded supplemental retirement benefit pursuant to which he will receive the annual retirement benefit that would have been payable under the Service Annuity System Plan if he were to retire at age 60 with 20 years of service plus one additional year for each year of actual employment. No such benefit is payable until Mr. Mullin has completed five years of service, unless ComEd terminates his employment for reasons other than death, fraud or willful misconduct or Mr. Mullin terminates his employment as a result of certain adverse actions taken by ComEd; however, payment of a surviving spouse benefit will be made if Mr. Mullin dies within such five-year period. The agreement further provides for a severance payment equal to two years of his then-current base salary and most recent annual bonus, payable over three years, and a three-year continuation of health and life insurance benefits in the event that his employment is terminated by ComEd for reasons other than death, fraud or willful misconduct or in the event that he terminates his employment because ComEd has reduced or failed to pay his salary or takes certain other actions. The severance payment is subject to reduction in the event that Mr. Mullin accepts other full-time employment during the payment period.

CORPORATE GOVERNANCE AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE
COMPENSATION

  The Corporate Governance and Compensation Committee of the Board of Directors of Unicom Corporation ("Unicom") and Commonwealth Edison Company ("ComEd") have furnished the following report on executive compensation:

  Introduction. It is the policy of the Committee to compensate executive officers based on their responsibilities, their achievement of annual goals and the Company's annual and long-term performance. The Committee believes that compensation paid should be appropriate in relation to the financial performance of the Company and should be sufficient to enable the Company to attract and retain individuals possessing the talents required for the Company's long-term successful performance. The Committee also believes that the incentive compensation performance goals for executive management should be based on factors over which management has significant control and which are important to the Company's long-term success.

  In 1996, the major components of executive officer compensation were base salary, consisting of cash salary and current compensation unit income, and incentive compensation related to awards under the Unicom Corporation Long-Term Incentive Plan (the "Incentive Plan").

  Base Salary. The process of determining the officers' base salary begins with a review of the salary levels for various comparable executive positions at twenty-three of the largest companies in the electric utility industry as published in the 1995 Edison Electric Institute Executive Compensation Survey. The Committee also considers the median levels of base salary for various comparable positions among companies in the utility industry and in industry generally. This information is used as a reference point due to the similarity of the basic duties and responsibilities between such positions and positions within the Company. Judgment is then applied to recognize differences in the organization structure and responsibilities of executive officers of the Company, in the size and complexity of the Company's operations, and in the regulatory environment and competitive challenges faced by the Company. After considering these various factors, the Committee approved, in December 1995, base salary ranges for 1996 which were generally about 3% above 1995 levels.

  The base salary of each officer is set within the applicable range based on a largely subjective assessment of the particular responsibilities and performance of such officer following, in the case of officers other than the Chairman, discussions with the Chairman regarding his recommendations. The length of service and level of experience of each officer in his or her area of responsibility are also considered. For 1996, the Committee approved increases in cash salary for the executive officers averaging 3.2% of base salary. Percentage increases for individual executive officers varied and were structured, in part, to recognize changes in industry levels and to reflect the performance and contributions of the individual officers.

  In 1996, most executive officers held current compensation units. Each such unit entitles the holder to receive current income equal to the dividends paid on one share of Unicom common stock. During 1996, the Committee awarded compensation units to three recently hired executive officers in an effort to provide a salary enhancement for these individuals in relation to competitive positions elsewhere.

  With respect to compensation comparisons with other companies, it should be noted that because of the differences, discussed above, between the Company and others in the group of twenty-three large utilities that participated in the 1995 Edison Electric Institute Executive Compensation Survey, that group is not used in the performance comparisons shown on page 20. The Dow Jones Utility Stock Index, a well-known and widely-followed utility index comprising a broader array of utility companies (including Unicom and nine of the other large utilities in the Edison Electric Institute Survey), is used for those comparisons. A comparison to the companies composing this Index is also used for measuring performance for purposes of one of the incentive compensation awards discussed below.

  Incentive Compensation Awards. The other component of executive compensation is incentive compensation earned under awards made by the Committee under the Incentive Plan. Such awards included an annual incentive award, a longer-term award covering a three-year performance period and stock options.

  Annual incentive awards were established to encourage the achievement of certain corporate and business unit goals during 1996. Award payouts were also contingent on maintaining quarterly cash dividends of at least 40c per share, limiting operation and maintenance expenses and capital expenditures to specified levels, and achieving a minimum level of earnings per share. The potential payouts were tied to base salary and varied depending on management level and level of goal achievement. The varying payouts were established based on subjective judgment with respect to the appropriate level of incentive and award, considering degree of difficulty of the goals and degree of responsibility of the different levels of management for achievement of the goals.

  With respect to management employees other than Messrs. O'Connor, Mullin and Skinner, corporate goals were established for the annual incentive award with respect to Unicom's earnings per share and the amount by which ComEd's operation and maintenance expenses were below budget. For purposes of measuring achievement of such goals, the Committee provided for the exclusion of certain items on grounds that it would not be appropriate to allow the effects of such items to affect the measure of performance. As a result of these adjustments, the earnings per share goals ranged from $3.24, to achieve the minimum award level, to $3.39, to achieve the maximum award level, and the operation and maintenance expense goals ranged from $1,998 million to $1,912 million, respectively. As so adjusted for purposes of the award, earnings per share were $3.33 and operation and maintenance expenses were $2,019 million.

  With respect to Messrs. O'Connor, Mullin and Skinner, the annual incentive award was based entirely upon the achievement of earnings per share goals for Unicom. The earnings per share goals were set at $3.24, to achieve the minimum award level, and $3.39, to achieve the maximum award level, and earnings were adjusted in the same manner as described in the preceding paragraph. The level of Unicom earnings as determined under this award was $3.33 per share.

  Longer-term incentive awards were initiated in 1994 to encourage an interest in longer-term performance by keying incentive payouts to the total return performance of Unicom common stock in relation to that of the other companies constituting the Dow Jones Utility Stock Index over three-year performance periods. Payments on such awards, as a percentage of base salary, increase with the executive's management level. For the three-year performance period that ended with 1996, Unicom stock performance was slightly above the 43rd percentile among the stocks constituting the Dow Jones Utility Stock Index. Resulting payments are included in the "Payouts" column under the "Long-Term Compensation" heading in the Summary Compensation Table.

  Stock option awards were initiated in 1996 to reward and motivate the Company's management to increase long-term shareholder value. The options grant the holders the opportunity to purchase shares of the Company's Common Stock at an exercise price equal to the market value on the date of grant, and become exercisable in equal increments over a three-year period (subject to acceleration in the event of a change in control of the Company). The options have a maximum term of ten years. Committee decisions with respect to the size of option grants were based on an evaluation of competitive compensation data drawn from eleven other utilities and ten non-utility companies similar to the Company as well as the option recipient's base salary, management level and performance. Option grants are made generally to key employees who are expected to contribute materially to the Company's success.

  Compensation of the Chief Executive Officer. The Committee's assessment of the Chairman and Chief Executive Officer's personal performance at the outset of 1996, based upon a non-quantifiable evaluation of his leadership, achievements and contributions to the Company during 1995, was very favorable. Under Mr. O'Connor's leadership, the Company's financial performance in 1995 improved significantly over 1994 as evidenced by an increase in earnings per share to $2.98 in 1995 from $1.66 in 1994. Notwithstanding this assessment, and based on an assessment of competitive pay and in view of the Committee's focus on incentive compensation, Mr. O'Connor's cash salary for 1996 remained unchanged from its level in 1995. The Chairman's total base salary in 1996 was $844,926 ($700,000 cash salary plus $144,926 in current compensation unit income). The Committee's objective in structuring the Chairman's incentive compensation was to encourage both short-term and longer-term actions to benefit earnings per share and the cumulative return on Unicom's common stock. The elements of these awards are described above.

  The Chairman's total compensation (cash salary, compensation unit income, and incentive compensation) was $1,697,961 for 1996. The Committee believes, based on available information, that both the absolute and relative levels of compensation for 1996 were fully appropriate considering the size and complexity of the Company's operations (the Company is one of the largest in the comparison group of twenty-three electric utility companies), and also considering the Committee's very favorable assessment of the Chairman's performance in providing leadership to the Company, which achieved improved financial performance in 1996. Earnings per share rose to $3.09 in 1996 from $2.98 in 1995, and the improved performance resulted in an increase of $335 million in shareholders' equity.

  Internal Revenue Code Section 162(m) Considerations. Section 162(m) of the Internal Revenue Code provides that executive compensation in excess of $1 million will not be deductible for purposes of corporate income taxes unless it is performance-based compensation and is paid pursuant to a plan meeting certain requirements of the Code. As noted in previous reports, the Committee intends to continue reliance on performance-based compensation programs. Such programs will be designed to fulfill, in the best possible manner, future corporate business objectives. To the extent consistent with this goal, the Committee currently anticipates that such programs will also be designed to satisfy the requirements of Section 162(m) with respect to the deductibility of compensation paid. The Committee believes that executive compensation actually paid in respect of 1996 was deductible.

                                Corporate Governance and Compensation Committee

                      Jean Allard              Donald P. Jacobs
                      Edward A. Brennan        Edgar D. Jannotta
                      James W. Compton         George E. Johnson
                      Bruce DeMars             Edward A. Mason
                      Sue L. Gin               Frank A. Olson

SHAREHOLDER RETURN PERFORMANCE

  Set forth below is a line graph comparing the quarterly percentage change in the cumulative total shareholder return on Unicom common stock ("UCM") against the cumulative total return of the S&P 500 Composite Stock Index and the Dow Jones Utility Stock Index for the five-year period ending December 31, 1996.

                  CUMULATIVE PERFORMANCE SINCE JANUARY 1, 1992
                       ASSUMING REINVESTMENT OF DIVIDENDS

                            (JANUARY 1, 1992 = $100)


                             [GRAPH APPEARS HERE]

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
     AMONG UNICOM COMMON STOCK, S&P 500 INDEX AND DOW JONES UTILITY INDEX


Measurement Period           UNICOM         S&P          DOW JONES
(Fiscal Year Covered)        COMMON STK*    500 INDEX    UTILITY INDEX
---------------------        -----------    ---------    -------------
Measurement Pt-
1/1/92                       $100           $100         $100
FYE 12/31/92                 $ 63           $108         $104
FYE 12/31/93                 $ 81           $118         $114
FYE 12/31/94                 $ 74           $120         $ 97
FYE 12/31/95                 $107           $165         $128
FYE 12/31/96                 $ 94           $203         $140

--------------------
* Performance shown for Unicom common stock on and after September 1, 1994 and for ComEd Common Stock prior to that date.

                                    VOTING

  Shareholders of record on the books of ComEd at 4:00 p.m., Chicago time, on March 31, 1997, will be entitled to vote at the annual meeting. As of March 31, 1997, there were outstanding 214,225,017 shares of Common Stock, par value $12.50 per share (of which Unicom beneficially owned 214,217,564 shares), 68,741 shares of $1.425 Convertible Preferred Stock, without par value, and 15,996,324 shares of Cumulative Preference Stock, without par value. Each share entitles the holder to one vote on each matter submitted to a vote at the meeting, except that in the election of Directors each shareholder has the right to vote the number of shares owned by such shareholder for as many persons as there are Directors to be elected, or to cumulate such votes and give one candidate as many votes as shall equal the number of Directors to be elected multiplied by the number of such shares or to distribute such cumulative votes in any proportion among any number of candidates. The holders of a majority of the outstanding shares entitled to vote on a particular matter and represented in person or by proxy will constitute a quorum for the consideration of such matter at the meeting.

  The ten persons receiving the greatest number of votes shall be elected as Directors. Abstaining for a Director nominee will not prevent such Director nominee from being elected. The affirmative vote of a majority of the shares of stock represented at the meeting and entitled to vote on such matter is required for approval of Item B (the amendment and restatement of the Unicom Corporation Long-Term Incentive Plan), Item C (the material terms of long-term performance unit awards) and Item D (the appointment of Auditors). Abstaining with respect to these matters will have the legal effect of voting against such matter. UNICOM INTENDS TO VOTE ITS SHARES OF COMED COMMON STOCK FOR THE ELECTION OF THE NOMINEES NAMED IN THIS INFORMATION STATEMENT AND FOR APPROVAL OF THE OTHER ITEMS AS DESCRIBED ABOVE AND, CONSEQUENTLY, SUCH MATTERS ARE EXPECTED TO BE APPROVED.

                 SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

  Any shareholder proposal intended to be presented at the 1998 annual meeting of ComEd's shareholders must be received at the principal executive offices of ComEd by February 9, 1998, in order to be considered for inclusion in ComEd's Information Statement relating to that meeting. Any such proposal should be directed to the Secretary of ComEd located on the 37th Floor, First National Bank Building, 10 South Dearborn Street, Chicago, Illinois. If mailed, it should be sent to Secretary, Commonwealth Edison Company, 10 South Dearborn Street, Post Office Box 767, Chicago, Illinois 60690-0767.

                                 OTHER MATTERS

  As of the date of this Information Statement, management knows of no matters to be brought before the annual meeting other than the matters referred to in this Information Statement.

  By order of the Board of Directors.

                                       David A. Scholz
                                       Secretary

April 9, 1997

A COPY OF COMED'S ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO DAVID A. SCHOLZ, SECRETARY, COMMONWEALTH EDISON COMPANY, 10 SOUTH DEARBORN STREET, POST OFFICE BOX 767, CHICAGO, ILLINOIS 60690-0767.

                                                                      EXHIBIT A

                              UNICOM CORPORATION

                 AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

                              ARTICLE I: PURPOSE

  The purposes of the Long-Term Incentive Plan (the "Plan") of Unicom Corporation (the "Company") and its subsidiaries are (i) to align the interests of the Company's stockholders and recipients of awards under the Plan by increasing the proprietary interest of such recipients in the Company's growth and success and (ii) to advance the interests of the Company by attracting and retaining well-qualified persons by providing such persons with performance-related incentives.

                            ARTICLE II: DEFINITIONS

  For purposes of the Plan, the following terms shall have the following meanings:

    "Award" shall mean any form of stock option, stock appreciation right, stock award, performance shares, performance units or other stock-based award granted under this Plan.

    "Board" shall mean the Board of Directors of the Company.

    "Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor legislation.

    "Committee" shall mean the Corporate Governance and Compensation Committee or such other committee of the Board as may be appointed from time to time by the Board consisting of two or more Directors, all of whom must qualify as disinterested persons within the meaning of Securities and Exchange Commission Regulation (S) 240.16b-3 or any successor regulation.

    "Common Stock" shall mean the Common Stock, without par value, of the Company.

    "Participant" shall mean an employee to whom an Award has been made pursuant to this Plan.

    "Subsidiary" shall mean any corporation of which the Company owns directly or indirectly 51% or more of the outstanding shares of stock entitled to vote for the election of directors and any partnership, joint venture or other enterprise with respect to which the Company owns a 51% or more interest and has the power to direct or cause the direction of the management and policies.

                           ARTICLE III: ELIGIBILITY

  Participants in the Plan shall consist of such employees of the Company and its Subsidiaries as the Committee in its sole discretion may select from time to time. The Committee's selection of a person to participate in the Plan in any year shall not require the Committee to select such person to participate in the Plan in any other year. No employee shall have the right to be selected to participate in the Plan.

                         ARTICLE IV: SHARES AVAILABLE

  4.1 Shares. Subject to adjustment as provided in Section 4.2 of the Plan, an aggregate of 4,000,000 shares of Common Stock shall be available for Awards under the Plan, reduced by the sum of the aggregate number of shares of Common Stock then subject to (i) outstanding stock options and outstanding stock appreciation rights that are not related to a stock option, (ii) outstanding Awards which may be exercised or selected solely in shares of Common Stock and (iii) outstanding Awards which may be exercised or settled either in shares of Common Stock or cash. To the extent (i) that an outstanding stock option expires or terminates unexercised or is cancelled or forfeited (other than in connection with the exercise of a related stock appreciation right) or (ii) that an outstanding stock appreciation right that is not related to a stock option or other outstanding Award, either of which may be exercised or settled (A) solely in shares of Common Stock or (B) in shares of Common Stock or cash, expires or terminates unexercised or is cancelled or forfeited, then the shares of Common Stock subject to such expired, unexercised, cancelled or forfeited portion of such Award shall again be available for Awards under the Plan. In the event that all or a portion of a stock appreciation right is exercised, the number of shares of Common Stock subject to such right (or portion thereof) shall again be available for issuance under the Plan, except to the extent that shares of Common Stock were issued (or would have been issued but were withheld to satisfy tax withholding obligations) upon exercise of the right. Stock appreciation rights and other Awards which may be exercised or settled only in cash shall not affect the number of shares of Common Stock available for Awards under the Plan.

  Shares of Common Stock to be delivered under the Plan shall be made available from authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise, or a combination thereof.

  4.2 Adjustment Provisions. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization, or any distribution to holders of Common Stock other than a cash dividend, the number and class of shares available under the Plan, the number and class of shares subject to each outstanding option and the purchase price per share, the terms of each outstanding stock appreciation right, and the number and class of shares subject to each other outstanding Award shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding stock options and stock appreciation rights without a change in the aggregate purchase price or reference price.

                           ARTICLE V: ADMINISTRATION

  5.1 Administration and Interpretation. The Plan shall be administered and interpreted by the Committee. The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan and perform all acts, including the delegation of its administrative responsibilities, as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any notices or agreements relating thereto); and to otherwise supervise the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any notice of an Award or any agreement relating thereto in the manner and to the extent it shall deem necessary to carry the Plan into effect. Any decision, interpretation or other action made or taken in good faith by or at the direction of the Committee (or any of its members) arising out of or in connection with the Plan shall be within its absolute discretion and shall be final, binding and conclusive on the Company and all employees and Participants and their respective beneficiaries, heirs, executors, administrators, successors and assigns.

  Neither the Committee nor any member thereof shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan in good faith, and the members of the Committee shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorney's fees) arising therefrom to the full extent permitted by law and under any directors' and officers' liability insurance that may be in effect from time to time. In addition, no member of the Board and no employee of the Company shall be liable for any act or failure to act hereunder, by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated or, except in circumstances involving a member's or employee's bad faith, gross negligence or fraud, for any act or failure to act by the member or employee.

  A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee without a meeting, shall be the acts of the Committee.

  5.2 Awards. The Committee shall have full authority to grant, pursuant to the terms of the Plan, to employees: (i) stock options, (ii) stock appreciation rights, (iii) stock awards, (iv) performance shares, (v) performance units, and (vi) other stock-based awards. In particular, and without limitation, the Committee shall have the authority:

    (a) to select the employees to whom Awards may from time to time be granted hereunder;

    (b) to determine the types of Awards, and combinations thereof, to be granted hereunder to employees and whether such Awards are to operate on a tandem basis and/or in conjunction with or apart from other awards made by the Company outside of this Plan;

    (c) to determine the number of shares of Common Stock or monetary units to be covered by each Award granted hereunder;

    (d) to determine the terms and conditions, not inconsistent with the terms of this Plan, of any Award granted hereunder (including, but not limited to, any restriction or limitation on exercise or transfer, any vesting schedule or acceleration thereof, or any forfeiture provisions or waiver thereof, regarding any Award and the shares of Common Stock relating thereto, based on such factors as the Committee shall determine, in its sole discretion);

    (e) to determine whether Common Stock and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the Participant; and

    (f) to modify or waive any restrictions or limitations contained in, and grant extensions to or accelerate the vesting of, any outstanding Awards as long as such modifications, waivers, extensions or accelerations are consistent with the terms of this Plan; but no such changes shall impair the rights of any Participant without his or her consent.

  An Award under the Plan shall be made in such manner and evidenced by such means as the Committee shall determine, which may include, but shall not be limited to, written agreements between the Company and the employee to whom the Award is granted.

                           ARTICLE VI: STOCK OPTIONS

  6.1 Grants. Stock options may be granted alone or in addition to other Awards granted under this Plan. Each stock option granted under this Plan shall be of one of two types: (i) an "incentive stock option" within the meaning of Section 422 of the Code (or any successor provision) or (ii) a non-qualified stock option. The Committee shall have the authority to grant to any employee one or more incentive stock options, non-qualified stock options, or both types of stock options (in each case with or without stock appreciation rights). No incentive stock options may be awarded after the tenth anniversary of the date this Plan is adopted by the Board.

  6.2 Terms of Options. Stock options granted under this Plan shall be subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem desirable:

    (a) Exercise Price. The exercise price per share of Common Stock purchasable under a stock option shall be determined by the Committee at the time of grant but no incentive stock option shall have an exercise price less than 100% of the fair market value of the Common Stock at the option grant date.

    (b) Option Term. The term of each stock option shall be fixed by the Committee, but no incentive stock option shall be exercisable more than ten years after the date the option is granted.

    (c) Exercisability. Stock options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee.

    (d) Method of Exercise. An option may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased with the purchase price therefor to be payable in full either (A) in cash, (B) in previously owned whole shares of Common Stock (for which the holder of the option has good title free and clear of all liens and encumbrances) with their fair market value determined as of the date of exercise, (C) by authorizing the Company to retain whole shares of Common Stock which would otherwise be issuable upon exercise of the option with their fair market value determined as of the date of exercise, (D) in cash by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise, or (E) a combination of (A),
  (B) and (C), in each case to the extent determined by the Committee at the time of grant of the option, (ii) if applicable, by surrendering to the Company any stock appreciation rights or other Awards which are cancelled by reason of the exercise of the option and (iii) by executing such documents as the Company may reasonably request. No shares of Common Stock shall be issued until the full purchase price has been paid.

    (e) Termination of Employment by Death, Disability or Retirement. If a Participant's employment by the Company or a Subsidiary terminates by reason of the Participant's death, disability (as determined by the Committee) or retirement (as determined by the Committee), any outstanding stock option then held by such Participant shall remain exercisable, but only to the extent such option was exercisable on the date of such Participant's termination of employment, until the expiration of the term of such option. If on the date of such termination of employment, any such stock option shall not be fully exercisable, the Committee shall have the discretion to cause such stock option to continue to become exercisable on the date or dates specified therein as if such termination of employment had not occurred. The Committee may exercise the discretion granted to it by the preceding sentence at the time a stock option is granted or at any time thereafter while such stock option remains outstanding.

    (f) Other Termination of Employment. Unless otherwise determined by the Committee at or after grant, if a Participant's employment by the Company or a Subsidiary terminates for any reason other than the Participant's death, disability or retirement, the stock option shall terminate at such time as provided in the Award.

    (g) Buyout and Settlement Provisions. The Committee may at any time offer to buy out an option previously granted, based on such terms and conditions as the Committee shall establish and communicate to the Participant at the time that such offer is made.

    (h) Maximum Share Grant. The maximum number of shares that may be granted to a Participant in any particular five-year period shall not exceed 500,000.

                    ARTICLE VII: STOCK APPRECIATION RIGHTS

  The Committee may grant stock appreciation rights to employees either alone or in addition to stock options granted under Article VI. A stock appreciation right shall entitle the holder thereof to receive upon exercise shares of Common Stock, cash or a combination thereof with an aggregate value equal to the excess of the fair market value of one share of Common Stock over the reference price of such stock appreciation right multiplied by the number of shares of Common Stock subject to such stock appreciation right or portion thereof which is exercised. Any stock appreciation right related to a non-qualified stock option may be granted at the same time such option is granted or at any time thereafter before exercise or expiration of such option. Any stock appreciation right related to an incentive stock option shall be granted at the same time such option is granted. In the case of any stock appreciation right related to any option, the stock appreciation right or applicable portion thereof shall terminate and no longer be exercisable upon the termination or exercise of the related option, except that a stock appreciation right granted with respect to less than the full number of shares covered by a related option shall not be reduced until the exercise or termination of the related option exceeds the number of shares not covered by the stock appreciation right at the time of grant. Any option related to any stock appreciation right shall no longer be exercisable to the extent the related stock appreciation right has been exercised. The Committee may impose such conditions or restrictions on the exercise of any stock appreciation right as it shall deem appropriate. The maximum number of shares that may be subject to stock appreciation rights granted to a Participant in any particular five-year period shall not exceed 500,000.

                          ARTICLE VIII: STOCK AWARDS

  Restricted or unrestricted shares of Common Stock may be granted either alone or in addition to other Awards granted under this Plan. The Committee may grant Awards of Common Stock subject to the attainment of specified performance goals, continued employment and such other limitations or restrictions as the Committee may determine.

                        ARTICLE IX: PERFORMANCE SHARES

  Performance shares may be awarded either alone or in addition to other Awards granted under this Plan and shall consist of the right to receive Common Stock or cash of an equivalent value at the end of a specified performance period. The Committee shall determine the employees to whom and the time or times at which performance shares shall be awarded, the number of performance shares to be awarded to any person, the duration of the period during which, and the conditions under which, a Participant's rights to performance shares will be vested and the receipt of the shares will be deferred.

  The Committee may condition the grant of performance shares upon the attainment of specified performance goals or such other factors or criteria as the Committee shall determine.

                         ARTICLE X: PERFORMANCE UNITS

  Performance units may be awarded either alone or in addition to other Awards granted under this Plan and shall consist of the right to receive a fixed dollar amount, payable in cash or Common Stock or a combination of both. The Committee shall determine the employees to whom and the time or times at which performance units shall be awarded, the number of performance units to be awarded to any person, the duration of the period during which, and the conditions under which, a Participant's right to performance units will be vested and the ability of Participants to defer the receipt of payment of such performance units. The maximum number of performance units that may be granted to a Participant in any one-year period shall not exceed 50,000.

  The Committee may condition the vesting of performance units upon the attainment of specified performance goals or such other factors or criteria as the Committee shall determine.

                     ARTICLE XI: OTHER STOCK-BASED AWARDS

  Other awards of Common Stock and cash awards that are valued in whole or in part by reference to, or are payable in or otherwise based on, Common Stock ("other stock-based awards") including, without limitation, Awards valued by reference to performance concepts, may be granted either alone or in addition to or in tandem with stock options, stock appreciation rights, stock awards, performance shares or performance units.

  Subject to the provisions of this Plan, the Committee shall have authority to determine the persons to whom and the time or times at which such Awards shall be made, the number of shares of Common Stock to be awarded pursuant to such Awards, and all other conditions of such Awards.

                     ARTICLE XII: TERMINATION OR AMENDMENT

  Notwithstanding any other provision of this Plan, the Board may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of this Plan, or suspend or terminate it entirely; provided, however, that, unless otherwise required by law, the rights of a Participant with respect to any Awards granted prior to such amendment, suspension or termination, may not be impaired without the consent of such Participant; and, provided further, no amendment may be made which would cause this Plan to lose its exemption under Securities and Exchange Commission Regulation 240.16b-3 or which would increase the number of shares of Common Stock available for Awards under Section 4.1 of the Plan without shareholder approval.

                       ARTICLE XIII: GENERAL PROVISIONS

  13.1 Unfunded Status of Plan. This Plan is intended to be unfunded. With respect to any payments as to which a Participant has a fixed and vested interest but which are not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

  13.2 No Right to Employment. Neither this Plan nor the grant of any Award hereunder shall give any Participant or other employee any right with respect to continuance of employment by the Company or any Subsidiary, nor shall they be a limitation in any way on the right of the Company or any Subsidiary by which an employee is employed to terminate his or her employment at any time.

  13.3 Other Plans. In no event shall the value of, or income arising from, any Awards under this Plan be treated as compensation for purposes of any pension, profit sharing, life insurance, disability or any other retirement or welfare benefit plan now maintained or hereafter adopted by the Company or any Subsidiary, unless such plan specifically provides to the contrary.

  13.4 Withholding of Taxes. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock hereunder, payment by the Participant of any federal, state, local or other taxes which may be required to be withheld or paid in connection with an Award hereunder. An Award agreement may provide that (i) the number of shares of Common Stock issuable with respect to such Award shall be reduced by the amount necessary to satisfy any such obligation or (ii) the Participant may satisfy any such obligation by any of the following means: (A) a cash payment to the Company,
(B) delivery to the Company of previously owned whole shares of Common Stock (for which the Participant has good title, free and clear of all liens and encumbrances) having a fair market value determined as of the date the obligation to withhold or pay taxes first arises in connection with an Award (the "Tax Date"), (C) authorizing the Company to withhold from the shares of Common Stock otherwise issuable to the Participant pursuant to an Award, a number of whole shares of Common Stock having a fair market value determined as of the Tax Date or (D) any combination of the foregoing methods; provided, however, that in the case of a Participant who is subject to Section 16 of the Securities Exchange Act of 1934, as amended, the Company may require that the method of satisfying such an obligation shall be in compliance with Section 16 and the rules and regulations thereunder. An Award agreement may not provide for shares of Common Stock to be delivered or withheld having a fair market value in excess of the amount determined by applying the Participant's maximum marginal tax rate. Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the Participant. The Company may require that any or all obligations to satisfy or pay taxes with respect to any Award shall be satisfied or paid by the Participant prior to satisfaction of such Award by the Company.

  13.5 No Assignment of Benefits. No Award or other benefit payable under this Plan shall, except as otherwise specifically provided by this Plan or by law, be transferable in any manner other than by will or the laws of descent and distribution, and any attempt to transfer any such benefit shall be void. All stock options, stock appreciation rights and performance shares may be exercised or settled during the Participant's lifetime, only by the Participant or his or her guardian, conservator or other legal representative. Awards or other benefits payable under this Plan shall not in any manner be subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.

  13.6 Governing Law. This Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Illinois (without regard to applicable Illinois principles of conflict of laws).

  13.7 Construction. Wherever any words are used in this Plan in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply.

                          ARTICLE XIV: EFFECTIVE DATE

  This Plan, formerly the Commonwealth Edison Company 1993 Long-Term Incentive Plan, which was assumed, adopted and amended by the Board on August 30, 1994 and approved by the shareholder of the Company on August 30, 1994, is effective September 1, 1994.

                                                                      EXHIBIT B



             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

                       CONSOLIDATED FINANCIAL STATEMENTS

                       AS OF DECEMBER 31, 1996 AND 1995

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

  Certain portions of this document contain forward looking statements with respect to the consequences of future events, including estimates of costs associated with certain actions and outcomes. Unforeseen events or conditions may require changes in the factors affecting such estimates and the projected results thereof. Consequently, actual results could differ materially from the estimates presented. See the last paragraph under the subheading "Liquidity and Capital Resources--Construction Program" in "Management's Discussion and Analysis of Financial Condition and Results of Operations" for additional information regarding certain caveats affecting forward looking statements. Forward looking information is contained in various sections of this report, including, without limitation, (i) Note 1 of Notes to Financial Statements in the third and fifth paragraphs under the subheading "Depreciation and Decommissioning Costs" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the last paragraph under the subheading "Regulation--Nuclear Matters," with respect to the estimated costs of decommissioning nuclear generating stations, (ii) "Management's Discussion and Analysis of Financial Condition and Results of Operations" under the subheading "Liquidity and Capital Resources--Construction Program," regarding ComEd's construction program budget, (iii) the fourth paragraph under the subheading "Results of Operations--Operation and Maintenance Expenses" under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and (iv) the last paragraph in Note 21 of Notes to Financial Statements, regarding cleanup costs associated with MGP and other remediation sites.

                                     INDEX

                                                                            PAGE
                                                                            ----
Definitions...............................................................   B-2
Summary of Selected Consolidated Financial Data...........................   B-3
Cash Dividends Paid Per Share of Common Stock.............................   B-3
1996 Consolidated Revenues and Sales......................................   B-3
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   B-4
Report of Independent Public Accountants..................................  B-16
Consolidated Financial Statements--
  Statements of Consolidated Income for the years 1996, 1995 and 1994.....  B-17
  Consolidated Balance Sheets--December 31, 1996 and 1995.................  B-18
  Statements of Consolidated Capitalization--December 31, 1996 and 1995...  B-20
  Statements of Consolidated Retained Earnings for the years 1996, 1995 and 1994...............................................................  B-21
  Statements of Consolidated Cash Flows for the years 1996, 1995 and 1994.  B-22
  Notes to Financial Statements...........................................  B-23
Subsequent Events.........................................................  B-43

                               ----------------

  REFERENCE IS MADE TO "SUBSEQUENT EVENTS" FOR CERTAIN RECENT INFORMATION THAT SHOULD BE READ AND CONSIDERED IN CONNECTION WITH THE OTHER INFORMATION CONTAINED IN THIS EXHIBIT B.

                                  DEFINITIONS

  The following terms are used in this document with the following meanings:

         TERM                                         MEANING
-----------------------  ------------------------------------------------------------------
AFUDC                    Allowance for funds used during construction
AMT                      Alternative minimum tax
APB                      Accounting Principles Board
CERCLA                   Comprehensive Environmental Response, Compensation and Liability
                          Act of 1980, as amended
ComEd                    Commonwealth Edison Company
Cotter                   Cotter Corporation, which is a wholly-owned subsidiary of ComEd.
DOE                      U.S. Department of Energy
ESPP                     Employee stock purchase plan
FASB                     Financial Accounting Standards Board
FERC                     Federal Energy Regulatory Commission
FERC Order               FERC Open Access Order issued in April 1996
Fuel Matters Settlement  A settlement effected in November 1993 relating to various ICC fuel reconciliation proceedings involving ComEd.
ICC                      Illinois Commerce Commission
Indiana Company          Commonwealth Edison Company of Indiana, Inc., which is a wholly-
                          owned subsidiary of ComEd.
ISO                      Independent System Operator
MGP                      Manufactured gas plant
NEIL                     Nuclear Electric Insurance Limited
NML                      Nuclear Mutual Limited
NRC                      Nuclear Regulatory Commission
Rate Matters Settlement  A settlement effected in November 1993 relating to various rate proceedings involving ComEd.
Rate Order               ICC rate order issued in January 1995, as subsequently modified
Remand Order             ICC rate order issued in January 1993, as subsequently modified
SEC                      Securities and Exchange Commission
SFAS                     Statement of Financial Accounting Standards
Trust                    ComEd Financing I, which is a wholly-owned subsidiary trust of
                          ComEd.
Unicom                   Unicom Corporation
Unicom Enterprises       Unicom Enterprises Inc., which is a wholly-owned subsidiary of
                          Unicom.
Units                    ComEd's nuclear generating units known as Byron Unit 2 and
                          Braidwood Units 1 and 2
U.S. EPA                 U.S. Environmental Protection Agency

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA

                                 1996    1995       1994       1993       1992
                                ------- -------    -------    -------    -------
                                 (MILLIONS OF DOLLARS EXCEPT PER SHARE DATA)
Electric operating revenues...  $ 6,935 $ 6,910    $ 6,278    $ 5,260    $ 6,026
Net income....................  $   743 $   717(1) $   424    $   112(3) $   514
Earnings per common share.....  $  3.17 $  3.02(1) $  1.68    $  0.22(3) $  2.08
Cash dividends declared per
 common share.................  $  1.60 $  1.60    $  1.60(2) $  1.60    $  2.30
Total assets (at end of year).  $23,217 $23,119    $23,076    $24,380    $20,993
Long-term obligations at end
 of year excluding current
 portion:
 Long-term debt, preference
  stock and preferred
  securities subject to
  mandatory redemption
  requirements................  $ 6,376 $ 6,950    $ 7,745    $ 7,861    $ 7,913
 Accrued spent nuclear fuel
  disposal fee and related
  interest....................  $   657 $   624    $   590    $   567    $   549
 Capital lease obligations....  $   475 $   374    $   431    $   321    $   347
 Other long-term obligations..  $ 1,983 $ 1,819    $ 1,754    $ 1,718    $   666

--------
(1) Includes an extraordinary loss related to the early redemption of long-term debt of $20 million or $0.09 per common share.
(2) Excludes a special dividend (consisting of $40 million cash and the common stock of Unicom Enterprises Inc.) effected on September 1, 1994 in connection with the holding company corporate restructuring.
(3) Includes the cumulative effect of change in accounting for income taxes of $10 million or $0.05 per common share.

CASH DIVIDENDS PAID PER SHARE OF COMMON STOCK

                                1996 (BY QUARTERS)        1995 (BY QUARTERS)
                             ------------------------- -------------------------
                             FOURTH THIRD SECOND FIRST FOURTH THIRD SECOND FIRST
                             ------ ----- ------ ----- ------ ----- ------ -----
Cash dividends paid.........  40c    40c   40c    40c   40c    40c   40c    40c

1996 CONSOLIDATED REVENUES AND SALES

                          ELECTRIC   INCREASE/
                          OPERATING  (DECREASE) KILOWATTHOUR INCREASE/
                          REVENUES      OVER       SALES     (DECREASE)           INCREASE
                         (THOUSANDS)    1995     (MILLIONS)  OVER 1995  CUSTOMERS OVER 1995
                         ----------- ---------- ------------ ---------- --------- ---------
Residential............. $2,541,873     (3.0)%     22,310       (4.3)%  3,102,101    0.7%
Small commercial and
 industrial.............  2,113,716      1.9%      25,131       (0.7)%    289,803    0.3%
Large commercial and
 industrial.............  1,445,708      1.4%      23,896        0.5%       1,550    0.7%
Public authorities......    503,004      3.3%       7,336        2.5%      12,142    0.9%
Electric railroads......     29,651     10.3%         424        8.7%           2    --
                         ----------                ------               ---------
Ultimate consumers...... $6,633,952      --        79,097       (1.1)%  3,405,598    0.7%
Sales for resale........    235,041                12,178                      44
Other revenues..........     65,554                   --                      --
                         ----------                ------               ---------
 Total.................. $6,934,547      0.4%      91,275       (0.1)%  3,405,642    0.7%
                         ==========                ======               =========

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CHANGES IN THE ELECTRIC UTILITY INDUSTRY

  Unicom and its predominant business, electric energy generation, transmission and distribution, are in a period of fundamental change in the manner in which customers obtain, and energy suppliers provide, energy services. These changes are attributable to changes in technology, the relaxation of regulatory barriers to utilities' respective service territories as well as to efforts to change the manner in which electric utilities are regulated. Federal law and regulations have been amended to provide for open transmission system access, and various states are considering, or have adopted, new regulatory structures to allow access by some or all customers to energy suppliers in addition to the local utility.

  ComEd and other energy suppliers, energy customers and other interested parties have been active participants in the discussions related to the economic and technical issues associated with reform. As a result of these efforts, legislation was introduced in Illinois during January 1997 which is intended to provide both electric service providers and their customers with an orderly transition to a less regulated market for electric service. Under the legislative proposal, utilities would be granted a period in which to offer direct access experiments that would allow them and customers to gain experience with the effects of such access, with a requirement to provide such access starting in 2000. Such a requirement would be phased-in to customers over several years, starting with larger load customers. The legislation would provide utilities with an opportunity to recover costs, which might not otherwise be recoverable, in charges for electric service in a less regulated market through, among other things, cost savings and a transition charge for customers who use alternate suppliers of electric power and energy. The legislation would provide for a leveling of certain regulatory oversight and tax provisions among electric service providers in Illinois and would also allow certain restructurings of utility operations in order to facilitate their response to a competitive environment. The legislation would provide for annual base rate decreases of 1.5 percent, starting in 2000 and continuing through 2004. ComEd supports the proposed legislation and believes there is support among a number of constituencies for its provisions. Other legislative proposals have also been introduced for consideration, which contain different provisions with respect to timing and cost recovery. The Governor of Illinois has formed a three-person advisory committee to advise with respect to electric utility deregulation issues. No assurance can be given as to when any such legislation may be adopted or in what form it may be adopted.

  In response to changes in the industry, ComEd has implemented certain customer initiatives designed to improve and strengthen customer relationships and is undertaking an evaluation of its operations and assets, particularly generating assets, with a view toward positioning itself for market and industry changes. As discussed below, ComEd's actions to date have included a five-year base rate cap, efforts to control expenditure growth through personnel reductions, operational efficiencies and sales of generating plants. Although ComEd's operating results and financial condition have historically been affected by various rate proceedings, ComEd expects that these industry changes, and ComEd's activities anticipating or responding to them, will directly impact its operating results and financial condition over the next several years.

  Electric Utility Industry. The electric utility industry has historically consisted of vertically integrated companies which combine generation, transmission and distribution assets; serving customers within relatively defined service territories; and operating under extensive regulation with respect to rates, operations and other matters. Utilities operated under a regulatory compact with the state, with a statutory obligation to serve all of the electricity needs within their service territory in a nondiscriminatory manner. Historically investment and operating decisions have been made based upon the utilities' respective assessment of those current and projected needs of its customers. In view of this obligation, regulation has focused on investment and operating costs, and rates have been based on a recovery of some or all of such prudently incurred costs plus a return on invested capital. Such rate regulation, and the ability of utilities to recover investment and other costs through rates, has provided the basis for recording certain costs as regulatory assets. These assets represent costs which are allocated over future periods reflecting related regulatory treatment, rather than expensed in the current period.

  As noted previously, the United States electric utility industry is in a process of fundamental change as state legislators and regulators re-examine their approach to regulation and its objectives and consider a transition to a competitive or market-based system of pricing for electric energy. Although the process and approach have varied from state to state in terms of the elements and timing of implementation, it is evident that the question is no longer if, but rather how and when there will be a more competitive electricity market. The Federal Energy Policy Act of 1992, among other things, empowered FERC to introduce a greater level of competition into the wholesale marketplace for electric energy. In April 1996, the FERC Order was issued requiring utilities to file open access tariffs with regard to their transmission systems. These tariffs set forth the terms, including prices, under which other parties and the utility's wholesale marketing function may use the utility's transmission system. ComEd has filed an open access tariff with the FERC. The FERC Order requires the separation of the transmission operations and wholesale marketing functions so as to ensure that unaffiliated third parties have access to the same information as to system availability and other requirements. The FERC Order further requires utilities to operate an electronic bulletin board to make transmission price and access data available to all potential users. A key feature of the FERC Order is that it contemplates full recovery of a utility's costs "stranded" by competition. These costs are "stranded" or "strandable" to the extent market-based rates would be insufficient to allow for their full recovery. To recover stranded costs, the utility must show that it had a reasonable expectation that it would continue to serve the customer in question under its regulatory compact.

  An important element of reform proposals under consideration is the ability of other suppliers to provide energy in competition with a utility within its service territory. This element generally has included consideration of some future form of "retail wheeling," whereby a utility's transmission and distribution system is made available to other energy suppliers for delivery of their services to retail customers. In addition, some governmental entities, such as cities, may elect to "municipalize" a utility's distribution facilities through condemnation proceedings. Such municipalities would then be able to purchase electric power on a wholesale basis and resell it to customers over the newly acquired facilities. The FERC Order provides for the recovery of a utility's investment stranded by municipalization. While municipalization is possible under the present regulatory system, ComEd is not required to grant alternative electric suppliers access to its distribution system through any type of "retail wheeling."

  Presumably, under such a modified regulatory structure, customers will base energy purchase decisions on a combination of factors, including price, reliability and service. In addition to the potential effects on revenues and marketing and sales efforts, such changes can raise the question as to whether an affected utility's rates are based on cost-based regulation, allowing recovery of incurred costs, or are based on something else, i.e., the marketplace. Under generally accepted accounting principles, the latter determination would require the write off of regulatory assets and liabilities and would require an examination as to the recoverability in revenues of other incurred costs, with any portion determined to be unrecoverable being subject to write off. Various approaches have been proposed to deal with such strandable costs, from full recovery, as provided in the FERC Order, to no recovery, as proposed by at least some of the participants in virtually all legislative debates on regulatory reform proposals. For additional information, see "Regulatory Assets and Liabilities" in Note 1 of Notes to Financial Statements.

  Retail wheeling and municipalization are significant issues for electric utility companies, including ComEd, because of their potential to strand a utility's costs. Without the development of a more fully competitive marketplace, it is not possible to develop an estimate of strandable costs with any degree of accuracy. Any calculation of potentially strandable costs requires that a set of assumptions be made, including the timing of open access (customer choice), the extent of open access allowed, potential market prices over time, sales and load growth forecasts, operating performance over time, allowed rates over time, cost structure over time, mitigation opportunities and strandable cost recoveries. The calculation of strandable costs is extremely sensitive to the assumptions made, and the resulting estimates are potentially misleading if removed from the context in which they were calculated. At this point in time, ComEd does not subscribe to a certain set of assumptions or a particular estimate. The proposed legislation described above, which ComEd supports, would provide utilities the opportunity to recover their stranded costs, if any. However, ComEd believes the amount of its strandable costs could be material without allowance for recovery of costs and investments it incurred under its regulatory compact, including its duty to serve. Most reform proposals anticipating increased competition include some form of stranded cost recovery. ComEd is taking steps, such as cost-control measures, improving generating station reliability and additional depreciation, to minimize its potential stranded investment. See Note 2 of Notes to Financial Statements for additional information.

  ComEd. ComEd is responding, and is undertaking a significant planning effort with respect to further responses, to the developments within the utility industry. During the past several years, such efforts have focused on cost reductions, including personnel reductions, efficiencies in purchasing and inventory management, and an incentive compensation system keyed to cost reduction and control. Notwithstanding these efforts, ComEd's costs remain high in comparison to its neighboring utilities.

  ComEd is examining its assets, particularly generating assets, with a view toward rationalizing their investment and operating costs against their ability to contribute to the revenues of ComEd under various market scenarios. Such an assessment involves the consideration of numerous factors, including revenue contribution, operating costs, impacts on ComEd's service obligations, purchase commitments and remaining assets, and the impact of various options. Such options include continued operation, indefinite suspension from operation, sale to a third party and retirement. If ComEd retired a generating plant, particularly a nuclear plant, without regulatory or legislative provision for continued recovery of its investment, such retirement could have a material impact on ComEd's and Unicom's financial position and results of operations.

  On April 17, 1996, ComEd announced that it had finalized agreements to sell two of its coal-fired generating stations, representing approximately 1,600 megawatts of generating capacity. Under the agreements, State Line and Kincaid stations would be sold for a total of $250 million, which approximates the book value of the stations. The net proceeds, after income tax effects, would be approximately $200 million, which would be used to retire or redeem existing debt. Under the terms of the sales, ComEd would enter into exclusive 15-year purchased power agreements for the output of the plants. The agreements are subject to regulatory approval, and proceedings have been initiated to obtain those approvals. Numerous parties have intervened in the proceedings, including various governmental and consumer groups and ComEd's principal union. The union has also filed a lawsuit in state court alleging that the labor provisions of the Kincaid agreement are violative of state law and seeking to enjoin the ICC proceedings. ComEd had previously filed an action in federal court seeking confirmation that the state law is preempted by federal labor law, and ComEd believes that the union's allegations are without merit. These actions have now been consolidated and are pending in federal court. The State Line and Kincaid agreements give the purchasers the right to terminate the agreements if a closing has not occurred prior to December 31, 1996 for State Line and June 30, 1997 for Kincaid. Such closing has not occurred as of January 31, 1997.

  With respect to its transmission assets, ComEd is participating with approximately 20 other electric utility companies in an effort to form an ISO for the midwest United States. Under the structure currently contemplated, the ISO would set standard transmission rates and facilitate compliance with the FERC Order. In addition, while individual utility companies would continue to own their transmission lines, the ISO would oversee regional planning to avoid transmission constraints. Creation of the ISO will be subject to further negotiations among the parties as well as federal and state regulatory approval.

  ComEd is also taking actions to strengthen its relationship with its customers. On December 11, 1995, ComEd instituted a five-year base rate cap for all of its customers. The base rate cap does not affect ComEd's fuel cost or nuclear decommissioning cost recovery provisions. See Note 2 of Notes to Financial Statements for additional information about ComEd's base rate cap and other initiatives intended to give customers more choice and control over the services they seek and the price they pay.

LIQUIDITY AND CAPITAL RESOURCES

  Construction Program. ComEd and the Indiana Company have a construction program for the year 1997, which consists principally of improvements to their existing nuclear and other electric production, transmission and distribution facilities. It does not include funds to add new generating capacity to ComEd's system. The program, as currently approved by ComEd, calls for electric plant and equipment expenditures of approximately $982 million (excluding nuclear fuel expenditures of approximately $322 million). It is estimated that such construction expenditures, with cost escalation computed at 3.5% annually, will be as follows:

                                                                        1997
                                                                    ------------
                                                                    (MILLIONS OF
                                                                      DOLLARS)
   Production......................................................     $420
   Transmission and Distribution...................................      421
   General.........................................................      141
                                                                        ----
      Total........................................................     $982
                                                                        ====

  Such construction program includes the replacement of the steam generators at ComEd's Braidwood Unit 1 and Byron Unit 1 nuclear generating units expected to be placed in service prior to year-end 1998. The estimated replacement cost is approximately $460 million, including approximately $80 million for the cost of removal of the existing steam generators. Approximately $130 million of this estimated cost is included in the construction expenditures shown above. Approximately $140 million has been incurred through December 31, 1996. In addition, ComEd has continued to monitor the degradation of the steam generators at its Zion nuclear generating station. Recent studies indicate that the degradation is continuing and that replacement may be required sooner than 2005. No amount has been included in ComEd's construction budget for replacement of these steam generators, since ComEd has not decided whether or when to effect a replacement. Based upon its experience with the replacement activities at Braidwood and Byron, and depending on the timing of any replacement at Zion, ComEd believes such cost could be approximately $435 million if a decision to replace is made.

  ComEd's forecasts of peak load indicate a need for additional resources to meet demand, either through generating capacity, through equivalent purchased power or through the development of additional demand-side management resources, in 1998 and each year thereafter. However, it believes that adequate resources, including cost-effective demand-side management resources, non-utility generation resources and other utility power purchases, could be obtained in sufficient quantities to meet such forecasted needs. If ComEd instead were to build additional capacity to meet its needs, it would need to make additional capital expenditures during 1997.

  Purchase commitments for ComEd and the Indiana Company, principally related to construction and nuclear fuel, approximated $1,018 million at December 31, 1996. In addition, ComEd's estimated commitments for the purchase of coal are indicated in the following table.

      CONTRACT                                          PERIOD   COMMITMENT (1)
   --------------                                      --------- --------------
   Black Butte Coal Co................................ 1997-2000      $807
   Decker Coal Co..................................... 1997-2014      $582
   Big Horn Coal Co................................... 1998           $ 22

  --------
  (1) In millions of dollars, excluding transportation costs. No estimate of future cost escalation has been made.

For additional information concerning these coal contracts and ComEd's fuel supply, see "Results of Operations" below and Notes 1 and 21 of Notes to Financial Statements.

  The foregoing paragraphs in this "Construction Program" section include forward-looking statements with respect to the future levels of capital expenditures which are necessarily based upon assumptions regarding estimated costs and availability of materials and services as well as contingencies. Unforeseen events or conditions may require changes in the scope of work with consequent changes in the timing and level of the projected expenditures. In addition, changes in laws and regulations, or their interpretation and enforcement, can affect the scope of certain projects, the manner in which they are undertaken and the costs associated therewith. While ComEd gives consideration to such factors in developing its budgets, such consideration cannot predict the course of future events or anticipate the interaction of multiple factors beyond management's control upon project timing and cost. Consequently, actual results could differ materially from those described.

  Capital Resources. ComEd forecasts that internal sources will provide more than three-fourths of the funds required for ComEd's construction program and other capital requirements, including nuclear fuel expenditures, contributions to nuclear decommissioning funds, sinking fund obligations and refinancing of scheduled debt maturities. See Notes 7 and 9 of Notes to Financial Statements for the summaries of the annual sinking fund requirements and scheduled maturities for ComEd preference stock and long-term debt, respectively. The forecast assumes the rate levels reflected in the Rate Order remain in effect. See "Regulation," subcaption "Rate Matters" below for additional information.

  The type and amount of external financing will depend on financial market conditions and the needs and capital structure of ComEd at the time of such financing. A portion of ComEd's financing is expected to be provided through the continued sale and leaseback of nuclear fuel through ComEd's existing nuclear fuel lease facility. See Note 18 of Notes to Financial Statements for more information concerning ComEd's nuclear fuel lease facility. ComEd has approximately $906 million of unused bank lines of credit at December 31, 1996 which may be borrowed at various interest rates and which may be secured or unsecured. The interest rate is set at the time of a borrowing and is based on several floating rate bank indices plus a spread which is dependent upon the credit ratings of ComEd's outstanding first mortgage bonds or on a prime interest rate. Collateral, if required for the borrowings, would consist of first mortgage bonds issued under and in accordance with the provisions of ComEd's mortgage. See Note 10 of Notes to Financial Statements for information concerning lines of credit. See the Statements of Consolidated Cash Flows for the construction expenditures and cash flow from operating activities for the years 1996, 1995 and 1994.

  During 1996, ComEd sold and leased back approximately $317 million of nuclear fuel through its existing nuclear fuel lease facility. In addition, ComEd issued $199 million of pollution control obligations, the proceeds of which were used to redeem an equivalent amount of other pollution control obligations. In January 1997, ComEd issued $150 million principal amount of 7.375% Notes due January 15, 2004, $150 million principal amount of 7.625% Notes due January 15, 2007 and $150 million principal amount of Company-obligated preferred securities of subsidiary trust, the proceeds of which will be used to discharge current maturities of long-term debt and to redeem on March 11, 1997 $200 million principal amount of First Mortgage 9 1/2% Bonds, Series 57, due May 1, 2016. See the Statements of Consolidated Cash Flows and
Note 4 of Notes to Financial Statements for information regarding common stock activity.

  As of January 31, 1997, ComEd has an effective "shelf" registration statement with the SEC for the future sale of up to an additional $505 million of debt securities and cumulative preference stock for general corporate purposes of ComEd, including the discharge or refund of other outstanding securities.

  ComEd's securities and other securities guaranteed by ComEd are currently rated by three principal securities rating agencies as follows:

                                                                STANDARD DUFF &
                                                        MOODY'S & POOR'S PHELPS
                                                        ------- -------- ------
      First mortgage and secured pollution control
       bonds...........................................  Baa2     BBB     BBB
      Publicly-held debentures and unsecured pollution
       control obligations.............................  Baa3     BBB-    BBB-
      Convertible preferred stock......................  baa3     BBB-    BBB-
      Preference stock.................................  baa3     BBB-    BBB-
      Company-obligated mandatorily redeemable
       preferred securities of the Trust...............  baa3     BBB-    BBB-
      Commercial paper.................................  P-2      A-2     D-2

  In January 1997, Moody's changed the rating outlook on ComEd's securities from "stable" to "negative" and Duff & Phelps added ComEd's securities to "Rating Watch--Down". As of January 1997, Standard & Poor's rating outlook on ComEd remained "stable."

  Capital Structure. The ratio of long-term debt to total capitalization has decreased to 46.1% at December 31, 1996 from 49.3% at December 31, 1995. This decrease is related primarily to the retirement of long-term debt, the increase in current maturities of long-term debt reclassified to current liabilities and the increase in retained earnings.

REGULATION

  ComEd and the Indiana Company are subject to state and federal regulation in the conduct of their respective businesses, including the operations of Cotter. Such regulation includes rates, securities issuance, nuclear operations, environmental and other matters. Particularly in the cases of nuclear operations and environmental matters, such regulation can and does affect operational and capital expenditures.

  Rate Matters. On January 9, 1995, the ICC issued its Rate Order in the proceedings relating to ComEd's February 1994 rate increase request. The Rate Order provided, among other things, for (i) an increase in ComEd's total revenues of approximately $301.8 million (excluding add-on revenue taxes) or 5.2%, on an annual basis, including a $303.2 million increase in base rates,
(ii) the collection of municipal franchise costs on an individual municipality basis through a rider, and (iii) the use of a rider, with annual review proceedings, to pass on to ratepayers increases or decreases in estimated costs associated with the decommissioning of ComEd's nuclear generating units. See "Depreciation and Decommissioning" in Note 1 of Notes to Financial Statements for additional information related to the level of decommissioning cost collections. The ICC also determined that the Units were 100% "used and useful" and that the previously determined reasonable costs of such Units, as depreciated, should be included in full in ComEd's rate base. The rates provided in the Rate Order became effective on January 14, 1995; however, they are being collected subject to refund as a result of subsequent judicial action. As of December 31, 1996, electric operating revenues of approximately $651 million (excluding revenue taxes) are subject to refund. Intervenors and ComEd have filed appeals of the Rate Order with the Illinois Appellate Court, and oral argument was heard on January 28, 1997. See Note 2 of Notes to Financial Statements for additional information.

  Nuclear Matters. Nuclear operations have been, and remain, an important focus of ComEd--given the impact of such operations on overall operating and maintenance expenditures and the ability of nuclear power plants to produce electric energy at a relatively low marginal cost. ComEd operates a large number of nuclear plants, ranging from the older Zion, Dresden and Quad Cities stations to the more recently completed LaSalle, Byron and Braidwood stations, and is intent upon safe, reliable and efficient operation. These plants were constructed over a period of time in which technology, construction procedures and regulatory initiatives and oversight have evolved, with the result that older plants generally require greater attention and resources to meet regulatory requirements and expectations as well as to maintain operational reliability.

  On January 29, 1997, the NRC determined that ComEd's Dresden nuclear generating station should remain on the NRC's list of plants to be monitored closely, where it has been since being placed on that list in 1992. The NRC also determined that ComEd's LaSalle and Zion nuclear generating stations should be added to that list. Although in each case the NRC recognized that ComEd had undertaken significant management changes and had accomplished a number of performance improvements, it expressed concern with specific issues at each station and expressed a general concern with the sustainability of improvements as the basis for its determination. The determination does not prevent ComEd from operating the generating units; however, it does mean that the NRC will devote additional resources to monitoring ComEd's operating performance and that ComEd will need to work to demonstrate to the NRC the sustainability of improvements which it believes it has undertaken and is continuing to implement.

  The NRC also took the unusual additional step of requiring ComEd to submit information to allow the NRC to determine what actions, if any, should be taken to assure that ComEd can safely operate its six nuclear generating stations while sustaining performance improvement at each site. The request also requires ComEd to submit information regarding the criteria that it has established, or plans to establish, to measure performance and to explain ComEd's proposed actions if the criteria are not met. The request states the NRC staff's concerns with the "cyclical safety performance of ComEd nuclear stations," noting the presence on the list of plants to be monitored closely of Dresden, LaSalle and Zion stations at various times during the past ten years. It also noted concerns regarding "ComEd's ability to establish lasting and effective programs that result in sustained performance improvement." The request does acknowledge the management and organizational changes implemented by ComEd, including the "additional focus placed on management and leadership, accountability, the problem identification and corrective action processes, material condition improvement, work control, and radiation protection." It also acknowledges improvements seen at Dresden and Quad Cities stations; but indicated at the same time performance declines were observed at both LaSalle and Zion stations. The operational problems identified by the NRC are consistent with weaknesses identified in recent station self-assessments initiated by ComEd; and management has undertaken to develop and implement programs designed to address these issues. Consequently, ComEd's management believes that it can provide sufficient information to the NRC demonstrating ComEd's ability to operate its nuclear generating stations while sustaining performance improvements.

  ComEd has devoted, and intends to continue to devote, significant resources to the management and operation of its nuclear generating stations. Over the past several years, it has increased and reinforced station management with managers drawn from other utilities having experience with similar operational and performance issues. It has also sought to identify, anticipate and address operating and performance issues in a safe, cost-effective manner while seeking to improve the availability and capacity factors of its nuclear generating units. Such activities have included improvements in operating and personnel procedures and repair and replacement of equipment and can result in longer unit outages. In this regard, ComEd's management decided to continue the present unit outages at its LaSalle station until the identified performance issues have been appropriately addressed. ComEd presently expects such outages to extend into the summer of 1997.

  Generating station availability and performance during a year may be issues in fuel reconciliation proceedings in assessing the prudence of fuel and power purchases during such year. Final ICC orders have been issued in fuel reconciliation proceedings for years prior to 1994. In 1996, an intervenor filed testimony in the fuel reconciliation proceeding for 1994 seeking a refund of approximately $90 million relating to nuclear station performance.

  ComEd estimates that it will expend approximately $15.5 billion, excluding any contingency allowance, for decommissioning costs primarily during the period from 2007 through 2032. Such costs, which are estimated to aggregate $3.9 billion in current-year (1997) dollars, are expected to be funded by external decommissioning trusts which ComEd established in compliance with Illinois law and into which ComEd has been making annual contributions. Future decommissioning cost estimates may be significantly affected by the adoption of or changes to NRC regulations as well as changes in the assumptions used in making such estimates, including changes in technology, available alternatives for the disposal of nuclear waste, and inflation. See Note 1 of Notes to Financial Statements under "Depreciation and Decommissioning" for additional information regarding decommissioning costs.

  Environmental Matters. ComEd is involved in administrative and legal proceedings concerning air quality, water quality and other matters. The outcome of these proceedings may require increases in future construction expenditures and operating expenses and changes in operating procedures. See
Note 21 of Notes to Financial Statements for additional information regarding certain effects of CERCLA on ComEd.

RESULTS OF OPERATIONS

  Net Income on Common Stock. The 1996 results reflect, among other factors, a 1% decrease in overall operation and maintenance expenses as compared to 1995 and the positive effects of an income tax refund related to prior years (net income effect of $26 million or $0.12 per common share) and a reduction in real estate taxes (net income effect of $28 million or $0.13 per common share). Approximately half of the reduction in real estate taxes is related to the year 1995. The real estate tax reduction results primarily from ongoing challenges by ComEd of the methodology used by local taxing authorities to assess the value of ComEd's nuclear generating stations. The 1996 results also reflect a 9% reduction in the total of interest expense on debt and dividend requirements on preferred and preference stocks compared to 1995 largely due to the early retirement of debt at the end of 1995. In September 1996, the ICC approved ComEd's request to increase depreciation charges on its nuclear generating units by $30 million for the year 1996, reducing net income by $20 million or $0.09 per common share.

  The 1995 results reflect higher revenues, primarily as a result of higher kilowatthour sales, and the higher rate levels, which became effective in January 1995 under the Rate Order. The higher kilowatthour sales reflect the unusually hot summer weather in 1995. The 1995 results were also affected by higher operation and maintenance expenses, which reflect an after-tax charge of $59 million or $0.27 per common share for a voluntary employee separation offer to certain ComEd employees. ComEd also recorded an after-tax charge of $20 million or $0.09 per common share related to the early redemption of $645 million of long-term debt.

  The 1994 results reflect higher revenues as a result of the favorable comparison to 1993 in which the effects of the Rate Matters Settlement and the Fuel Matters Settlement were recorded. The 1994 results also reflect ComEd's increased kilowatthour sales to ultimate consumers as the result of an improving economy and warmer weather. The effects of these items were partially offset by higher operation and maintenance expenses, which include an after-tax charge of $20 million or $0.09 per common share for additional pension costs related to an early retirement offer made to certain employees during 1994. ComEd also recorded a reduction in the carrying value of its investments in uranium-related properties in 1994, which reduced net income by $34 million or $0.16 per common share.

  Operating Revenues. ComEd's electric operating revenues reflect revenues from sales to ultimate consumers (including residential, commercial and industrial customers within its service territory), revenues from sales for resale (i.e., sales to wholesale customers, principally other electric utilities), and revenues from collections under its fuel adjustment clause (which is intended to recover ComEd's fuel cost for generating electric energy and the energy portion of purchased power cost in relation to the amount included in ComEd's base rates). Operating revenues are affected by kilowatthour sales, rates and fuel adjustment clause recoveries. Kilowatthour sales, in turn, are affected by weather, the level of economic activity within ComEd's service area, and off-system or wholesale sales to other utilities. Off-system sales opportunities are affected by a number of factors, including nuclear generating availability and performance.

  During 1996, electric operating revenues increased $25 million principally reflecting increased sales for resale and increased energy cost recoveries under ComEd's fuel adjustment clause, although kilowatthour sales to ultimate consumers were down 1.1% from the prior year due to the cooler summer weather compared to the exceptionally hot summer in 1995. Operating revenues increased $632 million in 1995, as compared to 1994, primarily due to an increase of 4.6% in kilowatthour sales to ultimate consumers attributable to the hot summer weather as well as a rate increase that became effective in January 1995. Operating revenues increased $1,017 million in 1994, as compared to 1993, principally reflecting the favorable comparison to the prior year in which the refunds associated with the Rate Matters Settlement and the Fuel Matters Settlement were deducted from revenues, but also reflecting a 2.8% increase in kilowatthour sales to ultimate consumers as a result of warmer summer weather, colder winter weather and improved economic activity within ComEd's service territory. The 1994 revenues were also affected by a decline in the amount of energy costs recovered under the fuel adjustment clause. Kilowatthour sales including sales for resale decreased 0.1% in 1996, increased 7.3% in 1995 and decreased 3.0% in 1994.

  Fuel Costs. Changes in fuel expense for 1996, 1995 and 1994 primarily resulted from changes in the average cost of fuel consumed, changes in the mix of fuel sources of electric energy generated and changes in net generation of electric energy. Fuel mix is determined primarily by system load, the costs of fuel consumed and the availability of nuclear generating units. The cost of fuel consumed, net generation of electric energy and fuel sources of kilowatthour generation were as follows:

                                                         1996    1995    1994
                                                        ------  ------  ------
   Cost of fuel consumed (per million Btu):
    Nuclear...........................................   $0.53   $0.52   $0.53
    Coal..............................................   $2.41   $2.43   $2.31
    Oil...............................................   $3.41   $3.06   $2.89
    Natural gas.......................................   $2.75   $1.85   $2.27
    Average all fuels.................................   $1.17   $1.05   $1.08
   Net generation of electric energy (millions of
    kilowatthours)....................................  93,048  96,608  90,243
   Fuel sources of kilowatthour generation:
    Nuclear...........................................      67%     73%     71%
    Coal..............................................      30      24      25
    Oil...............................................       1      --       1
    Natural gas.......................................       2       3       3
                                                        ------  ------  ------
                                                           100%    100%    100%
                                                        ======  ======  ======

  The decrease in nuclear generation as a percentage of total generation for 1996 compared to the prior years is primarily due to scheduled and non-scheduled outages at certain of ComEd's nuclear generating stations.

  Under the Energy Policy Act of 1992, investor-owned electric utilities that have purchased enrichment services from the DOE are being assessed amounts to fund a portion of the cost for the decontamination and decommissioning of uranium enrichment facilities owned and previously operated by the DOE. ComEd's portion of such assessments is estimated to be approximately $15 million per year (to be adjusted annually for inflation) to 2007. The Act provides that such assessments are to be treated as a cost of fuel. See Note 1 of Notes to Financial Statements under "Deferred Unrecovered Energy Costs" for information related to the accounting for such costs.

  Fuel Supply. Compared to other utilities, ComEd has relatively low average fuel costs as a result of its reliance predominantly on lower cost nuclear generation. ComEd's coal costs, however, are high compared to those of other utilities. ComEd's western coal contracts and its rail contracts for delivery of the western coal provide for the purchase of certain coal at prices substantially above currently prevailing market prices, and ComEd has significant purchase commitments under its contracts. In addition, as of December 31, 1996, ComEd had unrecovered fuel costs in the form of coal reserves of approximately $364 million. In prior years, ComEd's commitments for the purchase of coal exceeded its requirements. Rather than take all the coal it was required to take, ComEd agreed to purchase the coal in place in the form of coal reserves. For additional information concerning ComEd's coal purchase commitments, fuel reconciliation proceedings and coal reserves, see "Liquidity and Capital Resources" above and Notes 1 and 21 of Notes to Financial Statements.

  Purchased Power. Amounts of purchased power are primarily affected by system load, the availability of ComEd and the Indiana Company's generating units and the availability and cost of power from other utilities.

  The number and average cost of kilowatthours purchased were as follows:

                                                            1996   1995   1994
                                                            -----  -----  -----
   Kilowatthours (millions)................................ 6,129  2,475  2,071
   Cost per kilowatthour...................................  2.37c  2.60c  2.86c

  Deferred Under or Overrecovered Energy Costs--Net. Operating expenses for the years 1996, 1995 and 1994 reflect the net change in under or overrecovered allowable energy costs under ComEd's fuel adjustment clause. See "Fuel Costs" and "Fuel Supply" above and Note 1 of Notes to Financial Statements under "Deferred Unrecovered Energy Costs."

  Operation and Maintenance Expenses. Operation and maintenance expenses include the expenses associated with operating and maintaining ComEd's generation, transmission and distribution assets as well as administrative overhead and support. Given the variety of expense categories covered, there are a number of factors which affect the level of such expenses within any given year. Two major components of such expenses, however, are the costs associated with operating and maintaining ComEd's fossil and nuclear generating facilities. Generating station expenses are affected by the cost of materials, regulatory requirements and expectations, the age of facilities as well as cost control efforts.

  During the three years presented in the financial statements, the aggregate level of operation and maintenance expenses decreased 1% in 1996 and increased 4% during 1995 and 2% during 1994. All three years include increases in the level of generating station expenses, as discussed below. The year to year variations reflect, in substantial part, the impact in 1995 of an early separation program offered to ComEd's employees, which resulted in a $97 million charge related to the offered incentives. Additional factors in each year also affected the level of operation and maintenance expenses.

  Operation and maintenance expenses associated with generating stations have increased during the three year period as a result of activities associated with the repair, replacement and improvement of generating facility equipment. During 1996, 1995 and 1994, operation and maintenance expenses associated with fossil generating stations increased $4 million, $3 million and $4 million, respectively. In the same years, operation and maintenance expenses associated with nuclear generating stations increased $88 million, $32 million and $9 million, respectively. During 1994, the increases were attributable to scheduled maintenance and unplanned equipment repairs. In 1995, ComEd increased the number and scope of maintenance activities associated with generating stations. Such efforts are the result of station performance evaluations performed to identify the sources and causes of unplanned equipment repairs. The goal of such efforts is to design and implement cost effective repairs and improvements to improve station availability. The efforts begun in 1995 continued into 1996 and are expected to continue through 1998.

  The increase in operation and maintenance expenses associated with nuclear generating stations has been driven by ComEd's objective to improve station availability as well as to meet regulatory requirements and expectations. ComEd is actively embarked upon a program to improve the quality of nuclear operations, including safety and efficiency, which is also expected to achieve a longer term goal of improved availability and to be positioned to take advantage of opportunities in the wholesale market for revenue generation. During the three years presented in the financial statements, ComEd has increased and reinforced station management with managers drawn from other utilities having experience with similar operating issues. It has also sought to identify, anticipate and address nuclear station operating and performance issues in a safe, cost-effective manner while seeking to improve the availability and capacity factors of its nuclear generating units. Such activities have included improvements in operating and personnel procedures and repair and replacement of equipment, and can result in longer unit outages. Such activities have involved increased maintenance and repair expenses in recent years. ComEd expects 1997 overall operation and maintenance expenses to increase by approximately $150 million over 1996 expenses. Approximately $100 million of this increase is related to nuclear operations and is intended to address previously identified operational issues (including issues identified by the NRC in connection with its determination regarding the plants to be monitored closely) and to achieve a longer term benefit of improved capacity factors. ComEd expects this increased level of expenses to continue through 1998.

  Operation and maintenance expenses associated with transmission and distribution facilities increased $11 million in 1996 and decreased $3 million and $18 million in 1995 and 1994, respectively. The 1996 increase reflects higher maintenance expenses. The decreases in 1995 and 1994 reflect cost control efforts. Costs of customer-related activities, including customer assistance, energy sales services and uncollectible accounts, increased $17 million and $10 million in 1996 and 1995, respectively.

  Operation and maintenance expenses also include compensation and benefits expenses. During the period from 1995 to 1996, ComEd undertook to reduce the size of its workforce by offering incentives for employees to leave voluntarily. Such incentives included both current payments and earlier eligibility for post-retirement health care benefits, and resulted in 1995 provisions of $72 million for the payments and $25 million for the benefits incentives and 1996 provisions of $8 million for payments and $4 million for benefits incentives. ComEd also offered an early retirement program during 1994, which increased pension expense by approximately $34 million in that year. During 1995 and 1996, charges related to post-retirement health care benefits (after excluding the effects of the separation program) decreased $40 million and $12 million, respectively, primarily as a result of a plan amendment effected in mid-1995 which required retired employee contributions to the plan for the first time. Favorable experience also allowed the use of lower health care cost trend rates, producing a lower charge for 1995 and 1996. During 1996, ComEd also recorded a reduction of $12 million in the provisions for pension costs in 1996 as compared to 1995. Finally, operation and maintenance expenses reflect $38 million, $65 million and $50 million for employee incentive compensation plan costs in 1996, 1995 and 1994, respectively. The payments, which were made partly in cash and partly in shares of Unicom common stock, were made under Unicom's Long-Term Incentive Plan as the result of the achievement during the indicated years of specified financial performance, cost containment and operating performance goals. Operation and maintenance expenses in 1996, 1995 and 1994 include approximately $19 million, $16 million and $20 million, respectively, for wage increases. The effects of inflation have also increased operation and maintenance expenses during the years and are also reflected in the increases and decreases discussed herein.

  Operation and maintenance expenses associated with certain administrative and general costs decreased $11 million in 1995 and increased $12 million in 1994. The decrease in 1995 was due to a variety of reasons including a decrease in expenses related to insurance, injuries and damages and the provision for vacation pay liability. The increase in 1994 was primarily due to increased provisions for injuries and damages and obsolete materials.

  Depreciation. Depreciation expense increased in 1996, 1995 and 1994 as a result of additions to plant in service and an increase in the nuclear depreciation rate for 1996. In September 1996, the ICC approved ComEd's additional depreciative initiative for 1996, which increased depreciation expense by $30 million in 1996. ComEd also continues to consider the possibility of additional depreciation options. See "Depreciation and Decommissioning" in Note 1 of Notes to Financial Statements and Note 2 of Notes to Financial Statements for additional information.

  Interest on Debt. Changes in interest on long-term debt and notes payable for the years 1996, 1995 and 1994 were due to changes in average interest rates and in the amounts of long-term debt and notes payable outstanding. Changes in interest on long-term debt also reflected new issues of debt, the retirement and early redemption of debt, and the retirement and redemption of issues which were refinanced at generally lower rates of interest. The average amounts of long-term debt and notes payable outstanding and average interest rates thereon were as follows:

                                                          1996    1995    1994
                                                         ------  ------  ------
   Long-term debt outstanding:
    Average amount (millions)..........................  $6,644  $7,528  $7,934
    Average interest rate..............................    7.67%   7.78%   7.83%
   Notes payable outstanding:
    Average amount (millions)..........................  $  230  $   51  $    9
    Average interest rate..............................    5.79%   6.40%   6.48%

  Decommissioning. The staff of the SEC has questioned certain of the current accounting practices of the electric utility industry, including ComEd, regarding the recognition, measurement and classification of decommissioning costs for nuclear generating stations in financial statements of electric utilities. In response to these questions, the FASB is reviewing the accounting for nuclear decommissioning costs and issued an exposure draft in February 1996 requesting written comment. If current electric utility industry accounting practices for such decommissioning costs are changed, annual provisions for decommissioning could increase and the estimated cost for decommissioning could be recorded as a liability rather than as accumulated depreciation. ComEd does not believe that such changes, if required, would have an adverse effect on the results of operations due to its ability to recover decommissioning costs through rates.

  Investments in Uranium-Related Properties. In 1994, ComEd recorded a reduction in the carrying value of its investments in uranium-related properties after completing a review of various alternatives and reassessing the long-term recoverability of those investments. The effects of the reduction reduced 1994 net income by $34 million or $0.16 per common share.

  Other Items. The amounts of AFUDC reflect changes in the average levels of investment subject to AFUDC and changes in the average annual capitalization rates as discussed in Note 1 of Notes to Financial Statements. AFUDC does not contribute to the current cash flow of ComEd.

  The ratios of earnings to fixed charges for the years 1996, 1995 and 1994 were 2.90, 2.79 and 1.99, respectively. The ratios of earnings to fixed charges and preferred and preference stock dividend requirements for the years 1996, 1995 and 1994 were 2.48, 2.39 and 1.73, respectively.

  Business corporations, in general, have been adversely affected by inflation because amounts retained after the payment of all costs have been inadequate to replace, at increased costs, the productive assets consumed. Electric utilities in particular have been especially affected as a result of their capital intensive nature and regulation which limits capital recovery and prescribes installation or modification of facilities to comply with increasingly stringent safety and environmental requirements. Because the regulatory process limits the amount of depreciation expense included in ComEd's revenue allowance to the original cost of utility plant investment, the resulting cash flows are inadequate to provide for replacement of that investment in future years or preserve the purchasing power of common equity capital previously invested.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of Commonwealth Edison Company:

  We have audited the accompanying consolidated balance sheets and statements of consolidated capitalization of Commonwealth Edison Company (an Illinois corporation) and subsidiary companies as of December 31, 1996 and 1995, and the related statements of consolidated income, retained earnings, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Commonwealth Edison Company and subsidiary companies as ofDecember 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Chicago, Illinois
January 31, 1997

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

                       STATEMENTS OF CONSOLIDATED INCOME

  The following Statements of Consolidated Income for the years 1996, 1995 and 1994 reflect the results of past operations and are not intended as any representation as to results of operations for any future period. Future operations will necessarily be affected by various and diverse factors and developments, including changes in electric rates, population, business activity, competition, taxes, environmental control, energy use, fuel supply, cost of labor, fuel, purchased power and other matters, the nature and effect of which cannot now be determined.

                                              1996        1995        1994
                                           ----------  ----------  ----------
                                            (THOUSANDS EXCEPT PER SHARE DATA)
Electric Operating Revenue................ $6,934,547  $6,909,786  $6,277,521
                                           ----------  ----------  ----------
Electric Operating Expenses and Taxes:
 Fuel..................................... $1,167,039  $1,089,841  $1,049,853
 Purchased power..........................    145,299      64,378      59,123
 Deferred (under)/overrecovered energy
  costs--net..............................     (9,184)     (2,732)      1,940
 Operation................................  1,496,175   1,597,964   1,525,258
 Maintenance..............................    652,495     566,749     561,320
 Depreciation.............................    951,863     897,305     887,432
 Recovery of regulatory assets............     15,272      15,272      15,453
 Taxes (except income)....................    782,668     832,026     787,796
 Income taxes--
   Current--Federal.......................    265,325     257,083     158,301
   --State................................     74,192      87,138       1,913
   Deferred--Federal--net.................    140,122     172,403     104,290
   --State--net...........................     16,141      15,605      65,017
 Investment tax credits deferred--net.....    (33,378)    (28,710)    (28,757)
                                           ----------  ----------  ----------
                                           $5,664,029  $5,564,322  $5,188,939
                                           ----------  ----------  ----------
Electric Operating Income................. $1,270,518  $1,345,464  $1,088,582
                                           ----------  ----------  ----------
Other Income and (Deductions):
 Interest on long-term debt............... $ (509,898) $ (585,806) $ (621,225)
 Interest on notes payable................    (13,308)     (3,280)       (557)
 Allowance for funds used during
  construction--
   Borrowed funds.........................     19,426      11,137      18,912
   Equity funds...........................     20,776      13,129      22,628
 Income taxes applicable to nonoperating
  activities..............................      7,812       5,085      27,074
 Interest and other costs for 1993
  Settlements.............................        --          (61)    (21,464)
 Provision for dividends on company-
  obligated mandatorily redeemable
  preferred securities of subsidiary
  trust...................................    (16,960)     (4,428)        --
 Miscellaneous--net.......................    (34,998)    (44,064)    (90,004)
                                           ----------  ----------  ----------
                                           $ (527,150) $ (608,288) $ (664,636)
                                           ----------  ----------  ----------
Net Income Before Extraordinary Item...... $  743,368  $  737,176  $  423,946
Extraordinary Loss Related to Early
 Redemption of Long-Term Debt, Less
 Applicable Income Taxes..................        --      (20,022)        --
                                           ----------  ----------  ----------
Net Income................................ $  743,368  $  717,154  $  423,946
Provision for Dividends on Preferred and
 Preference Stocks........................     64,424      69,961      64,927
                                           ----------  ----------  ----------
Net Income on Common Stock................ $  678,944  $  647,193  $  359,019
                                           ==========  ==========  ==========
Average Number of Common Shares
 Outstanding..............................    214,205     214,193     214,008
Earnings Per Common Share Before
 Extraordinary Item ...................... $     3.17  $     3.11  $     1.68
Extraordinary Loss Related to Early
 Redemption of Long-Term Debt, Less
 Applicable Income Taxes..................        --        (0.09)        --
                                           ----------  ----------  ----------
Earnings Per Common Share................. $     3.17  $     3.02  $     1.68
                                           ==========  ==========  ==========

  The accompanying Notes to Financial Statements are an integral part of the above statements.

              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

                          CONSOLIDATED BALANCE SHEETS

                                                            DECEMBER 31
                                                      ------------------------
                       ASSETS                            1996         1995
                       ------                         -----------  -----------
                                                      (THOUSANDS OF DOLLARS)
Utility Plant:
  Plant and equipment, at original cost (includes
   construction work in progress of $1,034 million
   and $1,105 million, respectively)................. $27,900,632  $27,052,778
  Less--Accumulated provision for depreciation.......  11,479,991   10,565,093
                                                      -----------  -----------
                                                      $16,420,641  $16,487,685
  Nuclear fuel, at amortized cost....................     805,623      734,667
                                                      -----------  -----------
                                                      $17,226,264  $17,222,352
                                                      -----------  -----------
Investments:
  Nuclear decommissioning funds...................... $ 1,456,360  $ 1,237,527
  Subsidiary companies...............................     118,188      113,657
  Other investments, at cost.........................      14,903       20,478
                                                      -----------  -----------
                                                      $ 1,589,451  $ 1,371,662
                                                      -----------  -----------
Current Assets:
  Cash............................................... $        89  $       972
  Temporary cash investments.........................      28,801       14,138
  Special deposits...................................       1,610        3,546
  Receivables--
    Customers........................................     568,155      579,861
    Taxes............................................         --        75,536
    Other............................................     103,243       82,824
    Provisions for uncollectible accounts............     (12,893)     (11,828)
  Coal and fuel oil, at average cost.................     140,362      129,176
  Materials and supplies, at average cost............     324,485      333,539
  Deferred unrecovered energy costs..................     104,651       46,028
  Deferred income taxes related to current assets and
   liabilities.......................................     119,917      107,931
  Prepayments and other..............................      35,315       44,661
                                                      -----------  -----------
                                                      $ 1,413,735  $ 1,406,384
                                                      -----------  -----------
Deferred Charges and Other Noncurrent Assets:
  Regulatory assets.................................. $ 2,434,807  $ 2,467,386
  Unrecovered energy costs...........................     444,009      588,152
  Other..............................................     108,834       63,124
                                                      -----------  -----------
                                                      $ 2,987,650  $ 3,118,662
                                                      -----------  -----------
                                                      $23,217,100  $23,119,060
                                                      ===========  ===========

   The accompanying Notes to Financial Statements are an integral part of the above statements.

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31
                                                        -----------------------
            CAPITALIZATION AND LIABILITIES                 1996        1995
            ------------------------------              ----------- -----------
                                                        (THOUSANDS OF DOLLARS)
Capitalization (see accompanying statements):
  Common stock equity.................................. $ 6,043,093 $ 5,706,130
  Preferred and preference stocks without mandatory
   redemption requirements.............................     507,342     508,034
  Preference stock subject to mandatory redemption
   requirements........................................     217,901     261,475
  Company-obligated mandatorily redeemable preferred
   securities of subsidiary trust*.....................     200,000     200,000
  Long-term debt.......................................   5,957,604   6,488,434
                                                        ----------- -----------
                                                        $12,925,940 $13,164,073
                                                        ----------- -----------
Current Liabilities:
  Notes payable--
   Commercial paper.................................... $   121,000 $   261,000
   Bank loans..........................................       7,750       7,150
  Current portion of long-term debt, redeemable prefer-
   ence stock and capitalized lease obligations........     743,528     433,299
  Accounts payable.....................................     478,876     614,283
  Accrued interest.....................................     166,862     170,284
  Accrued taxes........................................     182,366     215,965
  Dividends payable....................................     101,216     102,192
  Customer deposits....................................      51,585      44,521
  Other................................................      98,444      93,841
                                                        ----------- -----------
                                                        $ 1,951,627 $ 1,942,535
                                                        ----------- -----------
Deferred Credits and Other Noncurrent Liabilities:
  Deferred income taxes................................ $ 4,568,832 $ 4,506,704
  Accumulated deferred investment tax credits..........     655,662     689,041
  Accrued spent nuclear fuel disposal fee and related
   interest............................................     657,449     624,191
  Obligations under capital leases.....................     474,841     373,697
  Regulatory liabilities...............................     668,301     601,002
  Other................................................   1,314,448   1,217,817
                                                        ----------- -----------
                                                        $ 8,339,533 $ 8,012,452
                                                        ----------- -----------
Commitments and Contingent Liabilities (Note 21)
                                                        $23,217,100 $23,119,060
                                                        =========== ===========

  *As described in Note 8 of Notes to Financial Statements, the sole asset of ComEd Financing I, a subsidiary trust of ComEd, is $206.2 million principal amount of ComEd's 8.48% subordinated deferrable interest notes due September 30, 2035.

  The accompanying Notes to Financial Statements are an integral part of the above statements.

              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

                   STATEMENTS OF CONSOLIDATED CAPITALIZATION

                                                          DECEMBER 31
                                                    ------------------------
                                                       1996         1995
                                                    -----------  -----------
                                                    (THOUSANDS OF DOLLARS)
Common Stock Equity:
  Common stock, $12.50 par value per share--
   Outstanding--214,218,454 shares and
    214,194,950 shares, respectively............... $ 2,677,731  $ 2,677,437
  Premium on common stock and other paid-in
   capital.........................................   2,223,396    2,223,004
  Capital stock and warrant expense................     (15,990)     (16,159)
  Retained earnings................................   1,157,956      821,848
                                                    -----------  -----------
                                                    $ 6,043,093  $ 5,706,130
                                                    -----------  -----------
Preferred and Preference Stocks Without
 Mandatory Redemption Requirements:
  Preference stock, cumulative, without par
   value--
   Outstanding--13,499,549 shares.................. $   504,957  $   504,957
  $1.425 convertible preferred stock,
   cumulative, without par value--
   Outstanding--75,003 shares and 96,753
    shares, respectively...........................       2,385        3,077
  Prior preferred stock, cumulative, $100 par
   value per share--
   No shares outstanding...........................         --           --
                                                    -----------  -----------
                                                    $   507,342  $   508,034
                                                    -----------  -----------
Preference Stock Subject to Mandatory Redemption
 Requirements:
  Preference stock, cumulative, without par
   value--
   Outstanding--2,496,775 shares and
    2,934,990 shares, respectively................. $   248,589  $   292,163
  Current redemption requirements for
   preference stock included in current
   liabilities.....................................     (30,688)     (30,688)
                                                    -----------  -----------
                                                    $   217,901  $   261,475
                                                    -----------  -----------
Company-Obligated Mandatorily Redeemable
 Preferred Securities of Subsidiary Trust:
  Outstanding--8,000,000........................... $   200,000  $   200,000
                                                    -----------  -----------
Long-Term Debt:
  First mortgage bonds:
    Maturing 1996 through 2001--5 1/4% to 9
     3/8%.......................................... $ 1,120,000  $ 1,270,000
    Maturing 2002 through 2011--4.20% to 8
     3/8%..........................................   1,640,400    1,465,400
    Maturing 2012 through 2021--5.85% to 9
     7/8%..........................................   1,391,000    1,391,000
    Maturing 2022 through 2023--7 3/4% to 8
     5/8%..........................................   1,160,000    1,160,000
                                                    -----------  -----------
                                                    $ 5,311,400  $ 5,286,400
  Sinking fund debentures, due 1999 through
   2011--2 3/4% to 7 5/8%..........................     105,164      110,505
  Pollution control obligations, due 2004
   through 2014--4.10% to 6 7/8%...................     142,200      317,200
  Other long-term debt.............................     986,932    1,064,318
  Current maturities of long-term debt
   included in current liabilities.................    (538,534)    (234,893)
  Unamortized net debt discount and premium........     (49,558)     (55,096)
                                                    -----------  -----------
                                                    $ 5,957,604  $ 6,488,434
                                                    -----------  -----------
                                                    $12,925,940  $13,164,073
                                                    ===========  ===========

   The accompanying Notes to Financial Statements are an integral part of the above statements.

              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

                  STATEMENTS OF CONSOLIDATED RETAINED EARNINGS

                                                    1996       1995      1994
                                                 ---------- ---------- --------
                                                     (THOUSANDS OF DOLLARS)
Balance at Beginning of Year.................... $  821,848 $  517,335 $549,152
Add--Net income.................................    743,368    717,154  423,946
                                                 ---------- ---------- --------
                                                 $1,565,216 $1,234,489 $973,098
                                                 ---------- ---------- --------
Deduct--
  Dividends declared on--
    Common stock................................ $  342,732 $  342,710 $390,281
    Preferred and preference stocks.............     64,096     66,855   65,381
  Other capital stock transactions--net.........        432      3,076      101
                                                 ---------- ---------- --------
                                                 $  407,260 $  412,641 $455,763
                                                 ---------- ---------- --------
Balance at End of Year.......................... $1,157,956 $  821,848 $517,335
                                                 ========== ========== ========



   The accompanying Notes to Financial Statements are an integral part of the above statements.

              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                                            1996         1995         1994
                                         -----------  -----------  -----------
                                               (THOUSANDS OF DOLLARS)
Cash Flow From Operating Activities:
 Net income............................. $   743,368  $   717,154  $   423,946
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
   Depreciation and amortization........     988,944      948,683      929,325
   Deferred income taxes and investment
    tax credits--net....................     124,857      158,296      127,186
   Extraordinary loss related to early
    redemption of long-term debt........         --        33,158          --
   Equity component of allowance for
    funds used during construction......     (20,776)     (13,129)     (22,628)
   Provisions for revenue refunds and
    related interest....................         --           --        37,548
   Revenue refunds and related interest.         --        15,135   (1,221,650)
   Recovery of regulatory assets........      15,272       15,272       15,453
   Provisions/(payments) for liability
    for early retirement and separation
    costs--net..........................     (29,888)      60,713       33,580
   Net effect on cash flows of changes
    in:
     Receivables........................      67,888     (169,211)     114,935
     Coal and fuel oil..................     (11,186)     (20,304)       2,880
     Materials and supplies.............       9,053       51,073       18,102
     Accounts payable excluding nuclear
      fuel lease principal payments and
      early retirement and separation
      costs--net........................     110,437      465,475      118,190
     Accrued interest and taxes.........     (37,021)      (5,765)      72,827
     Other changes in certain current
      assets and liabilities............      13,765       26,555      (52,862)
   Other--net...........................     105,543      145,591      123,915
                                         -----------  -----------  -----------
                                         $ 2,080,256  $ 2,428,696  $   720,747
                                         -----------  -----------  -----------
Cash Flow From Investing Activities:
 Construction expenditures.............. $  (949,871) $  (899,366) $  (720,602)
 Nuclear fuel expenditures..............    (281,833)    (289,118)    (257,264)
 Equity component of allowance for
  funds used during construction........      20,776       13,129       22,628
 Contributions to nuclear
  decommissioning funds.................    (119,281)    (132,653)    (132,550)
 Other investments and special
  deposits..............................         (52)      19,599      622,264
                                         -----------  -----------  -----------
                                         $(1,330,261) $(1,288,409) $  (465,524)
                                         -----------  -----------  -----------
Cash Flow From Financing Activities:
 Issuance of securities--
   Long-term debt....................... $   198,902  $       --   $   546,289
   Preferred securities of subsidiary
    trust...............................         --       200,000          --
   Capital stock........................         669          112       83,904
 Retirement and redemption of securi-
  ties--
   Long-term debt.......................    (431,985)  (1,137,272)    (703,930)
   Capital stock........................     (44,513)     (17,935)     (23,643)
 Deposits and securities held for
  retirement and redemption of
  securities............................         --           106        3,191
 Premium paid on early redemption of
  long-term debt........................         --       (25,823)      (4,564)
 Cash dividends paid on capital stock...    (424,764)    (414,385)    (446,342)
 Proceeds from sale/leaseback of
  nuclear fuel..........................     316,617      193,215      306,649
 Nuclear fuel lease principal payments..    (211,741)    (237,845)    (209,689)
 Increase (Decrease) in short-term
  borrowings............................    (139,400)     261,000        1,200
                                         -----------  -----------  -----------
                                         $  (736,215) $(1,178,827) $  (446,935)
                                         -----------  -----------  -----------
Increase (Decrease) in Cash and
 Temporary Cash Investments............. $    13,780  $   (38,540) $  (191,712)
Cash and Temporary Cash Investments at
 Beginning of Year......................      15,110       53,650      245,362
                                         -----------  -----------  -----------
Cash and Temporary Cash Investments at
 End of Year............................ $    28,890  $    15,110  $    53,650
                                         ===========  ===========  ===========

   The accompanying Notes to Financial Statements are an integral part of the above statements.

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

                         NOTES TO FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Holding Company Restructuring. Effective September 1, 1994, Unicom became the parent holding company of ComEd and Unicom Enterprises in a corporate restructuring.

  Principles of Consolidation. The consolidated financial statements include the accounts of ComEd, the Indiana Company and ComEd Financing I. All significant intercompany transactions have been eliminated. ComEd's investments in other subsidiary companies, which are not material in relation to ComEd's financial position and results of operations, are accounted for in accordance with the equity method of accounting.

  Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Regulation. ComEd is subject to regulation as to accounting and ratemaking policies and practices by the ICC and FERC. ComEd's accounting policies and the accompanying consolidated financial statements conform to generally accepted accounting principles applicable to rate-regulated enterprises and reflect the effects of the ratemaking process in accordance with SFAS No. 71, Accounting for the Effects of Certain Types of Regulation. Such effects concern mainly the time at which various items enter into the determination of net income in order to follow the principle of matching costs and revenues.

  Regulatory Assets and Liabilities. Regulatory assets are incurred costs which have been deferred and are amortized for ratemaking and accounting purposes. Regulatory liabilities represent amounts to be settled with customers through future rates. Regulatory assets and liabilities reflected on the Consolidated Balance Sheets at December 31, 1996 and 1995 were as follows:

                                                                DECEMBER 31
                                                           ---------------------
                                                              1996       1995
                                                           ---------- ----------
                                                               (THOUSANDS OF
                                                                 DOLLARS)
Regulatory assets:
  Deferred income taxes (1)............................... $1,649,037 $1,689,832
  Deferred carrying charges (2)...........................    396,879    409,923
  Nuclear decommissioning costs--Dresden Unit 1 (3).......    174,621    138,058
  Unamortized loss on reacquired debt (4).................    148,380    160,440
  Other...................................................     65,890     69,133
                                                           ---------- ----------
                                                           $2,434,807 $2,467,386
                                                           ========== ==========
Regulatory liabilities:
  Deferred income taxes (1)............................... $  668,301 $  601,002
                                                           ========== ==========

--------
(1) Recorded in compliance with SFAS No. 109.
(2) Recorded as authorized in the Remand Order. The amortization period is over the remaining lives of the Units.
(3) Amortized over the remaining life of Dresden station. See "Depreciation and Decommissioning" below for additional information.
(4) Amortized over the remaining lives of the long-term debt issued to finance the reacquisition. See "Loss on Reacquired Debt" below for additional information.

See "Deferred Unrecovered Energy Costs" below regarding the fuel adjustment clause, the DOE assessment and coal reserves.

  If a portion of ComEd's operations was no longer subject to the provisions of SFAS No. 71 as a result of a change in regulation or the effects of competition, ComEd would be required to write off the

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES related regulatory assets and liabilities. In addition, ComEd would be required to determine any impairment to other assets and purchase contracts and write down such assets or contracts to their fair value.

  SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which was adopted on January 1, 1996, established accounting standards for the impairment of long-lived assets. The SFAS also requires that regulatory assets which are no longer probable of recovery through future revenue be charged to earnings. SFAS No. 121 did not have an impact on ComEd's financial position or results of operations upon adoption.

  Deferred Unrecovered Energy Costs. The fuel adjustment clause adopted by the ICC provides for the recovery of changes in fossil and nuclear fuel costs and the energy portion of purchased power costs as compared to the fuel and purchased energy costs included in ComEd's base rates. As authorized by the ICC, ComEd has recorded under or overrecoveries of allowable fuel and energy costs which, under the clause, are recoverable or refundable in subsequent months. Deferred unrecovered energy costs also include amounts to be recovered through the fuel adjustment clause for assessments by the DOE to fund a portion of the cost for the decontamination and decommissioning of uranium enrichment facilities owned and previously operated by the DOE. As of December 31, 1996 and 1995, an asset related to the assessments of approximately $168 million and $179 million, respectively, was recorded, of which the current portion of approximately $16 million and $15 million, respectively, was included in current assets on the Consolidated Balance Sheets. As of December 31, 1996 and 1995, a corresponding liability of approximately $157 million and $167 million, respectively, was recorded, of which approximately $16 million and $15 million, respectively, was recorded in other current liabilities.

  At December 31, 1996 and 1995, ComEd had unrecovered fuel costs in the form of coal reserves of approximately $364 million and $448 million, respectively. In prior years, ComEd's commitments for the purchase of coal exceeded its requirements. Rather than take all the coal it was required to take, ComEd agreed to purchase the coal in place in the form of coal reserves. ComEd has been allowed to recover from its customers the costs of the coal reserves through its fuel adjustment clause as coal is used for the generation of electricity; however, ComEd is not earning a return on the expenditures for coal reserves. Such fuel costs expected to be recovered within one year amounting to approximately $73 million and $24 million at December 31, 1996 and 1995, respectively, have been included on the Consolidated Balance Sheets in current assets as deferred unrecovered energy costs. ComEd expects to fully recover the costs of the coal reserves by the year 2000. See Note 21 for additional information concerning ComEd's coal commitments.

  Customer Receivables and Revenues. ComEd is engaged principally in the production, purchase, transmission, distribution and sale of electricity to a diverse base of residential, commercial, industrial and wholesale customers. ComEd's electric service territory has an area of approximately 11,300 square miles and an estimated population of approximately eight million as of December 31, 1996 and 1995. It includes the city of Chicago, an area of about 225 square miles with an estimated population of approximately three million from which ComEd derived approximately one-third of its ultimate consumer revenues in 1996. ComEd had approximately 3.4 million electric customers at December 31, 1996.

  Depreciation and Decommissioning. Depreciation is provided on the straight-line basis by amortizing the cost of depreciable plant and equipment over estimated composite service lives. Non-nuclear plant and equipment is depreciated at annual rates developed for each class of plant based on their composite service lives. Provisions for depreciation were at average annual rates of 3.25%,

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

3.14% and 3.13% of average depreciable utility plant and equipment for the years 1996, 1995 and 1994, respectively. The annual rate for nuclear plant and equipment is 3.09% for 1996, which includes increased depreciation charges on ComEd's nuclear generating units, approved by the ICC in September 1996, and excludes separately collected decommissioning costs, and 2.88% for 1995 and 1994, which excludes separately collected decommissioning costs. See Note 2 for additional information concerning the ICC's approval of ComEd's request to increase depreciation charges on nuclear generating units in 1996.

  Nuclear plant decommissioning costs are accrued over the expected service lives of the related nuclear generating units. The accrual is based on an annual levelized cost of the unrecovered portion of estimated decommissioning costs which are escalated for expected inflation to the expected time of decommissioning and are net of expected earnings on the trust funds. See "Decommissioning" under "Management's Discussion and Analysis of Financial Condition and Results of Operations," subcaption "Results of Operations," for a discussion of questions raised by the staff of the SEC and a FASB review regarding the electric utility industry method of accounting for decommissioning costs. Dismantling is expected to occur relatively soon after the end of the useful life of each related generating station. The accrual for decommissioning is based on the prompt removal method authorized by NRC guidelines. ComEd's twelve operating units have estimated remaining service lives ranging from 9 to 31 years. ComEd's first nuclear unit, Dresden Unit 1, is retired and is expected to be dismantled upon the retirement of the last unit at that station, which is consistent with the regulatory treatment for the related decommissioning costs.

  Based on ComEd's most recent study, decommissioning costs, including the cost of decontamination and dismantling, are estimated to aggregate $3.9 billion in current-year (1997) dollars excluding a contingency allowance. ComEd estimates that it will expend approximately $15.5 billion, excluding any contingency allowance, for decommissioning costs primarily during the period from 2007 through 2032. Such costs are expected to be funded by the external decommissioning trusts which ComEd established in compliance with Illinois law and into which ComEd has been making annual contributions. Future decommissioning cost estimates may be significantly affected by the adoption of or changes to NRC regulations as well as changes in the assumptions used in making such estimates, including changes in technology, available alternatives for the disposal of nuclear waste, and inflation.

  Pursuant to the Rate Order, beginning in 1995, ComEd collects decommissioning costs from its ratepayers under a rider which allows annual adjustments to decommissioning cost collections outside the context of a traditional rate proceeding. The current estimated decommissioning costs allowed under the rider exclude a contingency allowance. Contingency allowances used in decommissioning cost estimates provide for currently unspecifiable costs that are likely to occur after decommissioning begins and generally range from 20% to 25% of the currently specifiable costs. Under its most recent annual rider, filed with the ICC on February 28, 1996, ComEd has decreased its estimated annual decommissioning cost accrual from $113.5 million to $108.8 million, primarily reflecting stronger than expected after-tax returns on the external trust funds in 1995. The ICC issued an order approving the rider filing on April 24, 1996.

  As a result of the ICC approval of the rider filing, beginning April 30, 1996, the effective date of the order, ComEd began accruing and collecting $108.8 million annually for decommissioning costs. The assumptions used to calculate the $108.8 million decommissioning cost accrual include: the decommissioning cost estimate of $3.9 billion in current-year (1997) dollars, after-tax earnings on the tax-qualified and nontax-qualified decommissioning funds of 7.30% and 6.26%, respectively, as well as an escalation rate for future decommissioning costs of 5.5%. The annual accrual of $108.8 million

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES provided over the lives of the nuclear plants, coupled with the expected fund earnings and amounts previously recovered in rates, is expected to aggregate approximately $15.5 billion. The annual accrual and collection amounts will be reviewed again during the first quarter of 1997.

  For the twelve operating nuclear units, decommissioning costs are recorded as portions of depreciation expense and accumulated provision for depreciation on the Statements of Consolidated Income and the Consolidated Balance Sheets, respectively. As of December 31, 1996, the total decommissioning costs included in the accumulated provision for depreciation were $1,522 million. For ComEd's retired nuclear unit, Dresden Unit 1, the total estimated liability at December 31, 1996 in current-year (1997) dollars of $276 million was recorded on the Consolidated Balance Sheets as a noncurrent liability and the unrecovered portion of the liability of approximately $175 million was recorded as a regulatory asset.

  Under Illinois law, decommissioning cost collections are required to be deposited into external trusts; and, consequently, such collections do not add to the cash flows available for general corporate purposes. The ICC has approved ComEd's funding plan which provides for annual contributions of current accruals and ratable contributions of past accruals over the remaining service lives of the nuclear plants. At December 31, 1996, the past accruals that are required to be contributed to the external trusts aggregate $169 million. The fair value of funds accumulated in the external trusts at December 31, 1996 was approximately $1,456 million which includes pre-tax unrealized appreciation of $230 million. The earnings on the external trusts accumulate in the fund balance and in the accumulated provision for depreciation.

  Amortization of Nuclear Fuel. The cost of nuclear fuel is amortized to fuel expense based on the quantity of heat produced using the unit of production method. As authorized by the ICC, provisions for spent nuclear fuel disposal costs have been recorded at a level required to recover the fee payable on current nuclear-generated and sold electricity and the current interest accrual on the one-time fee payable to the DOE for nuclear generation prior to April 7, 1983. The one-time fee and interest thereon have been recovered and the current fee and current interest on the one-time fee are currently being recovered through the fuel adjustment clause. See Note 11 for further information concerning the disposal of spent nuclear fuel, the one-time fee and the interest accrual on the one-time fee. Nuclear fuel expenses, including leased fuel costs and provisions for spent nuclear fuel disposal costs, for the years 1996, 1995 and 1994 were $354 million, $391 million and $358 million, respectively.

  Income Taxes. ComEd is included in the consolidated federal and state income tax returns filed by Unicom. Current and deferred income taxes of the consolidated group are allocated to ComEd as if ComEd filed separate tax returns. Deferred income taxes are provided for income and expense items recognized for financial accounting purposes in periods that differ from those for income tax purposes. Income taxes deferred in prior years are charged or credited to income as the book/tax timing differences reverse. Prior years' deferred investment tax credits are amortized through credits to income generally over the lives of the related property. Income tax credits resulting from interest charges applicable to nonoperating activities, principally construction, are classified as other income.

  AFUDC. In accordance with the uniform systems of accounts prescribed by regulatory authorities, ComEd capitalizes AFUDC, compounded semiannually, which represents the estimated cost of funds used to finance its construction program. The equity component of AFUDC is recorded on an after-tax basis and the borrowed funds component of AFUDC is recorded on a pre-tax basis. The average annual capitalization rates for the years 1996, 1995 and 1994 were 9.02%, 9.52% and 9.85%, respectively. AFUDC does not contribute to the current cash flow of ComEd.

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

  Interest. Total interest costs incurred on debt, leases and other obligations for the years 1996, 1995 and 1994 were $620 million, $693 million and $730 million, respectively.

  Debt Discount, Premium and Expense. Discount, premium and expense on long-term debt are being amortized over the lives of the respective issues.

  Loss on Reacquired Debt. Consistent with regulatory treatment, the net loss from reacquisition in connection with refinancing of first mortgage bonds, sinking fund debentures and pollution control obligations prior to their scheduled maturity dates is deferred and amortized over the lives of the long-term debt issued to finance the reacquisition.

  Stock Option Awards/Employee Stock Purchase Plan. ComEd has elected to adopt SFAS No. 123, "Accounting for Stock-Based Compensation", for disclosure purposes only. ComEd accounts for its stock option awards and its employee stock purchase plan under APB Opinion No. 25, "Accounting for Stock Issued to Employees". See Note 5 for additional information.

  Reclassifications. Certain prior year amounts have been reclassified to conform with current period presentation. These reclassifications had no effect on net income.

  Statements of Consolidated Cash Flows. For purposes of the Statements of Consolidated Cash Flows, temporary cash investments, generally investments maturing within three months at the time of purchase, are considered to be cash equivalents. Supplemental cash flow information for the years 1996, 1995 and 1994 was as follows:

                                                     1996     1995     1994
                                                   -------- -------- --------
                                                     (THOUSANDS OF DOLLARS)
Supplemental Cash Flow Information:
 Cash paid during the year for:
   Interest (net of amount capitalized)........... $533,498 $604,202 $645,424
   Income taxes (net of refunds).................. $238,920 $368,842 $ (4,923)
Supplemental Schedule of Non-Cash Investing and
 Financing Activities:
 Capital lease obligations incurred............... $320,975 $198,577 $309,716

(2) RATE MATTERS

  On January 9, 1995, the ICC issued its Rate Order in the proceedings relating to ComEd's February 1994 rate increase request. The Rate Order provided, among other things, for (i) an increase in ComEd's total revenues of approximately $301.8 million (excluding add-on revenue taxes) or 5.2%, on an annual basis, including a $303.2 million increase in base rates, (ii) the collection of municipal franchise costs on an individual municipality basis through a rider, and (iii) the use of a rider, with annual review proceedings, to pass on to ratepayers increases or decreases in estimated costs associated with the decommissioning of ComEd's nuclear generating units. See Note 1 under "Depreciation and Decommissioning" for additional information related to the level of decommissioning cost collections. The ICC also determined that the Units were 100% "used and useful" and that the previously determined reasonable costs of such Units, as depreciated, should be included in full in ComEd's rate base. The rates provided in the Rate Order became effective on January 14, 1995; however, they are being collected subject to refund as a result of subsequent judicial action. As of December 31, 1996, electric operating revenues of approximately $651 million (excluding revenue taxes) are subject to refund. Intervenors and ComEd have filed appeals of the Rate Order with the Illinois Appellate Court, and oral argument was heard on January 28, 1997.

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

  On December 11, 1995, ComEd announced a series of customer initiatives as part of its larger ongoing effort to address the need to give all customer classes the opportunity to benefit from increased competition in the electric utility business, while retaining the benefits (such as reliability) of current regulation and ensuring utilities' cost recovery for commitments made under the obligation to serve customers. The initiatives include a five-year cap on base electric rates at current levels and various customer service and incentive pricing programs designed to allow customers more choice and control over the services they seek and the prices they pay. These initiatives are in addition to previously implemented special discount contract rate programs for new or existing industrial customers. ComEd anticipates the initiatives will be fully implemented in 1997 and will reduce its revenues by approximately $40 million annually (including the effects of previously implemented initiatives and before income tax effects) primarily through changes in energy utilization. Additionally, in September 1996, the ICC approved ComEd's additional depreciation initiative for 1996. ComEd's costs increased by $30 million in 1996 (before income tax effects), through the increase in depreciation charges on its nuclear generating units. ComEd also continues to consider the possibility of additional depreciation options.

  Under ComEd's initiatives, the five-year base rate cap at current levels became effective in December 1995 and will extend until January 1, 2001. The rate cap does not affect ComEd's fuel cost or nuclear decommissioning cost recovery provisions. ComEd's fuel cost variances will continue to be collected through its fuel adjustment clause, and such collections will continue to be subject to annual reconciliation proceedings before the ICC. Likewise, nuclear decommissioning costs will continue to be collected as described in Note 1 under "Depreciation and Decommissioning."

  See "Changes in the Electric Utility Industry" under "Management's Discussion and Analysis of Financial Condition and Results of Operations" for information regarding the legislative proposal supported by ComEd.

(3) AUTHORIZED SHARES AND VOTING RIGHTS OF CAPITAL STOCK

  At December 31, 1996, the authorized shares of ComEd capital stock were: common stock--250,000,000 shares; preference stock--22,806,775 shares; $1.425 convertible preferred stock--75,003 shares; and prior preferred stock--850,000 shares. The preference and prior preferred stocks are issuable in series and may be issued with or without mandatory redemption requirements. Holders of shares at any time outstanding, regardless of class, are entitled to one vote for each share held on each matter submitted to a vote at a meeting of shareholders, with the right to cumulate votes in all elections for directors.

(4) COMMON STOCK

  At December 31, 1996, shares of common stock were reserved for the following purposes:

      Conversion of $1.425 convertible preferred stock..................  76,503
      Conversion of warrants............................................  26,015
                                                                         -------
                                                                         102,518
                                                                         =======

  Common stock for the years 1996, 1995 and 1994 was issued as follows:

                                                             1996  1995   1994
                                                            ------ ----- -------
      Employee Stock Purchase Plan.........................    --    --  154,710
      Employee Savings and Investment Plan.................    --    --   81,400
      Conversion of $1.425 convertible preferred stock..... 22,146 3,630 190,050
      Conversion of warrants...............................  1,358   299  13,714
                                                            ------ ----- -------
                                                            23,504 3,929 439,874
                                                            ====== ===== =======

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

  At December 31, 1996 and 1995, 78,045 and 82,742 common stock purchase warrants, respectively, were outstanding. The warrants entitle the holders to convert such warrants into common stock at a conversion rate of one share of common stock for three warrants.

(5) STOCK OPTION AWARDS/EMPLOYEE STOCK PURCHASE PLAN

  Unicom has a nonqualified stock option awards program under its Long-Term Incentive Plan and an ESPP. The stock option awards program was adopted by Unicom in July 1996 to reward valued employees responsible for, or contributing to, the management, growth and profitability of Unicom and its subsidiaries. As of December 31, 1996, 1,205,500 options have been granted primarily to employees of ComEd and its subsidiaries. Of this amount, 15,500 options have been canceled and 1,190,000 are outstanding. The weighted average exercise price for the outstanding stock options is $25.50. The stock options granted in 1996 will expire ten years from their grant date. One-third of the shares subject to the options vest on each of the next three anniversaries of the option grant date. In addition, the stock options will become fully vested immediately if the holder dies, retires, is terminated other than for cause or qualifies for long-term disability, and will also vest in full upon a change in control of Unicom. As of December 31, 1996, 2,000 of the granted stock options are exercisable and none of the stock options have been exercised.

  The estimated fair market value for each of the stock options granted in 1996 was $3.74. The fair value of each stock option granted was estimated as of the date of grant using the Black-Scholes option-pricing model. Assumptions used to determine the estimated fair market value of the stock options include
(i) dividend yield of 6.30%, (ii) expected volatility of 20.98%, (iii) risk-free interest rate of 6.64% and (iv) expected life of 7 years.

  The ESPP allows employees to purchase Unicom common stock at a 10% discount from market value. The stock is purchased in six month intervals, April and October of each year. Substantially all of the employees of Unicom, ComEd and certain subsidiaries are eligible to participate in the ESPP. Unicom issued 196,512, 217,080, and 150,495 shares of common stock in 1996, 1995 and 1994, respectively, under the ESPP at an average annual purchase price of $23.51, $25.34 and $19.80, respectively. ComEd issued 154,710 shares of common stock at a purchase price of $21.72 in 1994 under the ESPP.

  ComEd has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". For financial reporting purposes, ComEd has adopted APB No. 25, "Accounting for Stock Issued to Employees", and thus no compensation cost has been recognized for the stock option awards program or ESPP. If ComEd had recorded compensation expense for the stock options granted and the shares of common stock issued under the ESPP in accordance with SFAS No. 123 using the fair value based method of accounting, the resulting effect on net income and earnings per share would have been de minimis.

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

(6) PREFERRED AND PREFERENCE STOCKS WITHOUT MANDATORY REDEMPTION REQUIREMENTS

  No shares of preferred or preference stocks without mandatory redemption requirements were issued or redeemed during 1996 or 1995. During 1994, 3,000,000 shares of preference stock without mandatory redemption requirements were issued and no shares of preferred or preference stocks without mandatory redemption requirements were redeemed. The series of preference stock without mandatory redemption requirements outstanding at December 31, 1996 are summarized as follows:

                                                                         INVOLUNTARY
                     SHARES           AGGREGATE         REDEMPTION       LIQUIDATION
      SERIES       OUTSTANDING       STATED VALUE        PRICE(1)         PRICE(1)
      -------      -----------       ------------       ----------       -----------
                                      (THOUSANDS
                                     OF DOLLARS)
      $1.90         4,249,549          $106,239          $ 25.25           $25.00
      $2.00         2,000,000            51,560          $ 26.04           $25.00
      $1.96         2,000,000            52,440          $ 27.11           $25.00
      $7.24           750,000            74,340          $101.00           $99.12
      $8.40           750,000            74,175          $101.00           $98.90
      $8.38           750,000            73,566          $100.16           $98.09
      $2.425        3,000,000            72,637          $ 25.00           $25.00
                   ----------          --------
                   13,499,549          $504,957
                   ==========          ========

     --------
     (1) Per share plus accrued and unpaid dividends, if any.

  The outstanding shares of $1.425 convertible preferred stock are convertible at the option of the holders thereof, at any time, into common stock at the rate of 1.02 shares of common stock for each share of convertible preferred stock, subject to future adjustment. The convertible preferred stock may be redeemed by ComEd at $42 per share, plus accrued and unpaid dividends, if any. The involuntary liquidation price of the $1.425 convertible preferred stock is $31.80 per share, plus accrued and unpaid dividends, if any.

(7) PREFERENCE STOCK SUBJECT TO MANDATORY REDEMPTION REQUIREMENTS

  During 1996, 1995 and 1994, no shares of preference stock subject to mandatory redemption requirements were issued. The series of preference stock subject to mandatory redemption requirements outstanding at December 31, 1996 are summarized as follows:

                  SHARES     AGGREGATE
    SERIES      OUTSTANDING STATED VALUE            OPTIONAL REDEMPTION PRICE(1)
--------------  ----------- ------------ --------------------------------------------------
                             (THOUSANDS
                            OF DOLLARS)
$8.20              214,275    $ 21,428   $103 through October 31, 1997; and $101 thereafter
$8.40 Series B     330,000      32,778   $101
$8.85              262,500      26,250   $103 through July 31, 1998; and $101 thereafter
$9.25              600,000      60,000   $103 through July 31, 1999; and $101 thereafter
$9.00              390,000      38,659   Non-callable
$6.875             700,000      69,474   Non-callable
                 ---------    --------
                 2,496,775    $248,589
                 =========    ========

--------
(1) Per share plus accrued and unpaid dividends, if any.

  The annual sinking fund requirements and sinking fund and involuntary liquidation prices per share of the outstanding series of preference stock subject to mandatory redemption requirements are summarized as follows:

                                              SINKING
                         ANNUAL SINKING         FUND           INVOLUNTARY
          SERIES        FUND REQUIREMENT      PRICE(1)     LIQUIDATION PRICE(1)
      --------------    -----------------     --------     --------------------
      $8.20              35,715 shares          $100             $100.00
      $8.40 Series B     30,000 shares(2)       $100             $ 99.326
      $8.85              37,500 shares          $100             $100.00
      $9.25              75,000 shares          $100             $100.00
      $9.00             130,000 shares(2)       $100             $ 99.125
      $6.875                   (3)              $100             $ 99.25

     --------
     (1) Per share plus accrued and unpaid dividends, if any.
     (2) ComEd has a non-cumulative option to increase the annual sinking fund payment on each sinking fund redemption date to retire an additional number of shares, not in excess of the sinking fund requirement, at the applicable redemption price.
     (3) All shares are required to be redeemed on May 1, 2000.

  Annual remaining sinking fund requirements through 2001 on preference stock outstanding at December 31, 1996 will aggregate $31 million in each of 1997-99, $88 million in 2000, and $18 million in 2001. During 1996, 1995 and 1994,
438,215 shares, 178,215 shares and 177,085 shares, respectively, of preference stock subject to mandatory redemption requirements were reacquired to meet sinking fund requirements.

  Sinking fund requirements due within one year are included in current liabilities.


(8) COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF COMED FINANCING I

  In September 1995, ComEd Financing I (Trust), a wholly-owned subsidiary trust of ComEd, issued 8,000,000 of its 8.48% company-obligated mandatorily redeemable preferred securities. The sole asset of the Trust is $206.2 million principal amount of ComEd's 8.48% subordinated deferrable interest notes due September 30, 2035. There is a full and unconditional guarantee by ComEd of the Trust's obligations under the securities issued by the Trust. However, ComEd's obligations are subordinate and junior in right of payment to certain other indebtedness of ComEd. ComEd has the right to defer payments of interest on the subordinated deferrable interest notes by extending the interest payment period, at any time, for up to 20 consecutive quarters. If interest payments on the subordinated deferrable interest notes are so deferred, distributions on the preferred securities will also be deferred. During any deferral, distributions will continue to accrue with interest thereon. In addition, during any such deferral, ComEd may not declare or pay any dividend or other distribution on, or redeem or purchase, any of its capital stock.

  The subordinated deferrable interest notes are redeemable by ComEd, in whole or in part, from time to time, on or after September 30, 2000, or at any time in the event of certain income tax circumstances. If the subordinated deferrable interest notes are redeemed, the Trust must redeem preferred securities having an aggregate liquidation amount equal to the aggregate principal amount of the subordinated deferrable interest notes so redeemed. In the event of the dissolution, winding up or termination of the Trust, the holders of the preferred securities will be entitled to receive, for each preferred security, a liquidation amount of $25 plus accrued and unpaid distributions thereon, including interest thereon, to the date of payment, unless in connection with the dissolution, the subordinated deferrable interest notes are distributed to the holders of the preferred securities.

(9) LONG-TERM DEBT

  Sinking fund requirements and scheduled maturities remaining through 2001 for first mortgage bonds, sinking fund debentures and other long-term debt outstanding at December 31, 1996, after

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES deducting sinking fund debentures reacquired for satisfaction of future sinking fund requirements, are summarized as follows: 1997--$539 million; 1998--$497 million; 1999--$150 million; 2000-- $462 million; and 2001--$108 million.

  At December 31, 1996, outstanding first mortgage bonds maturing through 2001 were as follows:

             SERIES                                         PRINCIPAL AMOUNT
             ------                                      ----------------------
                                                         (THOUSANDS OF DOLLARS)
      7% due February 1, 1997...........................       $  150,000
      5 3/8% due April 1, 1997..........................           50,000
      6 1/4% due October 1, 1997........................           60,000
      6 1/4% due February 1, 1998.......................           50,000
      6% due March 15, 1998.............................          130,000
      6 3/4% due July 1, 1998...........................           50,000
      6 3/8% due October 1, 1998........................           75,000
      9 3/8% due February 15, 2000......................          125,000
      6 1/2% due April 15, 2000.........................          230,000
      6 3/8% due July 15, 2000..........................          100,000
      7 1/2% due January 1, 2001........................          100,000
                                                               ----------
                                                               $1,120,000
                                                               ==========

  Other long-term debt outstanding at December 31, 1996 is summarized as follows:

                       PRINCIPAL
DEBT SECURITY           AMOUNT                     INTEREST RATE
-------------          ---------- ----------------------------------------------
                       (THOUSANDS
                           OF
                        DOLLARS)
Notes:
 Medium Term
  Notes, Series 1N
  due various dates
  through April 1,
  1998                 $ 35,500   Interest rates ranging from 9.52% to 9.65%
 Medium Term
  Notes, Series 3N
  due various dates
  through October
  15, 2004              296,000   Interest rates ranging from 9.00% to 9.20%
 Medium Term
  Notes, Series 4N
  due May 15, 1997       20,000   Interest rate of 8.875%
 Notes due
  February
  15, 1997              150,000   Interest rate of 7.00%
 Notes due
  July 15, 1997         100,000   Interest rate of 6.50%
 Notes due
  October 15, 2005      235,000   Interest rate of 6.40%
                       --------
                       $836,500
                       --------
Long-Term
 Note Payable to
 Bank:
 Note due
 June 1, 1998          $150,000   Prevailing interest rate of 6.08% at December
                                  31, 1996
                       --------

Purchase Contract
 Obligation due
 April 30, 2005        $    432   Interest rate of 3.00%
                       --------
                       $986,932
                       ========

  Long-term debt maturing within one year has been included in current liabilities.

  The outstanding first mortgage bonds are secured by a lien on substantially all property and franchises, other than expressly excepted property, owned by ComEd.

  ComEd recorded an extraordinary loss of $33 million in the fourth quarter of 1995 related to the early redemption of $645 million of long-term debt which reduced net income by $20 million (after reflecting income tax effects of $13 million) or $0.09 per common share.

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

(10) LINES OF CREDIT

  ComEd had total bank lines of credit of $914 million and unused bank lines of credit of $906 million at December 31, 1996. Of that amount, $906 million (of which $175 million expires on September 29, 1997, $63 million expires in equal quarterly installments commencing on March 31, 1997 and ending on September 30, 1998 and $668 million expires in equal quarterly installments commencing on December 31, 1997 and ending on September 30, 1999) may be borrowed on secured or unsecured notes of ComEd at various interest rates. The interest rate is set at the time of a borrowing and is based on several floating rate bank indices plus a spread which is dependent upon the credit rating of ComEd's outstanding first mortgage bonds or on a prime interest rate. Amounts under the remaining lines of credit may be borrowed at prevailing prime interest rates on unsecured notes of ComEd. Collateral, if required for the borrowings, would consist of first mortgage bonds issued under and in accordance with the provisions of ComEd's mortgage. ComEd is obligated to pay commitment fees with respect to $906 million of such lines of credit.

(11) DISPOSAL OF SPENT NUCLEAR FUEL

  Under the Nuclear Waste Policy Act of 1982, the DOE is responsible for the selection and development of repositories for, and the disposal of, spent nuclear fuel and high-level radioactive waste. ComEd, as required by that Act, has signed a contract with the DOE to provide for the disposal of spent nuclear fuel and high-level radioactive waste from ComEd's nuclear generating stations beginning not later than January 1998. The DOE advised ComEd in December 1996 that it anticipates it will be unable to begin acceptance of spent nuclear fuel by January 1998. It is expected this delivery schedule will be delayed significantly. The contract with the DOE requires ComEd to pay the DOE a one-time fee applicable to nuclear generation through April 6, 1983 of approximately $277 million, with interest to date of payment, and a fee payable quarterly equal to one mill per kilowatthour of nuclear-generated and sold electricity after April 6, 1983. As provided for under the contract, ComEd has elected to pay the one-time fee, with interest, just prior to the first delivery of spent nuclear fuel to the DOE. The liability for the one-time fee and the related interest is reflected in the Consolidated Balance Sheets.

(12) FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used to estimate the fair value of financial instruments either held or issued and outstanding. The disclosure of such information does not purport to be a market valuation of ComEd and subsidiary companies as a whole. The impact of any realized or unrealized gains or losses related to such financial instruments on the financial position or results of operations of ComEd and subsidiary companies is primarily dependent on the treatment authorized under future ratemaking proceedings.

  Investments. Securities included in the nuclear decommissioning funds have been classified and accounted for as "available for sale" securities. The estimated fair value of the nuclear decommissioning funds, as determined by the trustee and based on published market data, as of December 31, 1996 and 1995 was as follows:

                                DECEMBER 31, 1996                DECEMBER 31, 1995
                         -------------------------------- --------------------------------
                                    UNREALIZED                       UNREALIZED
                         COST BASIS   GAINS    FAIR VALUE COST BASIS   GAINS    FAIR VALUE
                         ---------- ---------- ---------- ---------- ---------- ----------
                                              (THOUSANDS OF DOLLARS)
Short-term investments.. $   32,778  $     38  $   32,816 $   40,575  $    283  $   40,858
U.S. Government and
 Agency issues..........    251,994     6,885     258,879    156,745    17,636     174,381
Municipal bonds.........    331,936    17,985     349,921    496,707    34,970     531,677
Common stock............    539,392   201,304     740,696    348,866   107,280     456,146
Other...................     69,867     4,181      74,048     29,757     4,708      34,465
                         ----------  --------  ---------- ----------  --------  ----------
                         $1,225,967  $230,393  $1,456,360 $1,072,650  $164,877  $1,237,527
                         ==========  ========  ========== ==========  ========  ==========

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

  At December 31, 1996, the debt securities held by the nuclear decommissioning funds had the following maturities:

                                                           COST BASIS FAIR VALUE
                                                           ---------- ----------
                                                               (THOUSANDS OF
                                                                 DOLLARS)
      Within 1 year.......................................  $ 32,778   $ 32,816
      1 through 5 years...................................   161,625    164,907
      5 through 10 years..................................   221,264    229,382
      Over 10 years.......................................   258,284    271,971

  The net earnings of the nuclear decommissioning funds, which are recorded as increases to the accumulated provision for depreciation, for the years 1996, 1995 and 1994 were as follows:

                                               1996        1995        1994
                                            ----------  -----------  ---------
                                                 (THOUSANDS OF DOLLARS)
Gross proceeds from sales of securities...  $2,335,974  $ 2,598,889  $ 811,368
Less cost based on specific
 identification...........................  (2,300,038)  (2,581,714)  (811,997)
                                            ----------  -----------  ---------
Realized gains (losses) on sales of
 securities...............................  $   35,936  $    17,175  $    (629)
Other realized fund earnings net of
 expenses.................................      33,008       46,294     38,148
                                            ----------  -----------  ---------
Total realized net earnings of the funds..  $   68,944  $    63,469  $  37,519
Unrealized gains (losses).................      65,516      160,843    (57,948)
                                            ----------  -----------  ---------
 Total net earnings (losses) of the funds.  $  134,460  $   224,312  $ (20,429)
                                            ==========  ===========  =========

  Current Assets. Cash, temporary cash investments and other cash investments, which include U.S. Government Obligations and other short-term marketable securities, and special deposits, which primarily includes cash deposited for the redemption, refund or discharge of debt securities, are stated at cost, which approximates their fair value because of the short maturity of these instruments. The securities included in these categories have been classified as "available for sale" securities.

  Capitalization. The estimated fair values of preferred and preference stocks, company-obligated mandatorily redeemable preferred securities of the Trust and long-term debt were obtained from an independent consultant. The estimated fair values, which include the current portions of redeemable preference stock and long-term debt but exclude accrued interest and dividends, as of December 31, 1996 and 1995 were as follows:

                                 DECEMBER 31, 1996                DECEMBER 31, 1995
                          -------------------------------- --------------------------------
                           CARRYING  UNREALIZED             CARRYING  UNREALIZED
                            VALUE      LOSSES   FAIR VALUE   VALUE      LOSSES   FAIR VALUE
                          ---------- ---------- ---------- ---------- ---------- ----------
                                               (THOUSANDS OF DOLLARS)
Preferred and preference
 stocks.................  $  755,931  $  3,948  $  759,879 $  800,197  $ 14,769  $  814,966
Company-obligated
 mandatorily redeemable
 preferred securities of
 the Trust..............  $  200,000  $  1,000  $  201,000 $  200,000  $  6,000  $  206,000
Long-term debt..........  $6,345,533  $159,818  $6,505,351 $6,572,853  $470,175  $7,043,028

  Long-term notes payable to banks, which are not included in the above table, amounted to $150 million at December 31, 1996 and 1995. Such notes, for which interest is paid at prevailing rates, are included in the consolidated financial statements at cost, which approximates their fair value.

  Current Liabilities. The carrying value of notes payable, which consists of commercial paper and bank loans maturing within one year, approximates the fair value because of the short maturity of these instruments. See "Capitalization" above for a discussion of the fair value of the current portion of long-term debt and redeemable preference stock.

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

  Other Noncurrent Liabilities. The carrying value of accrued spent nuclear fuel disposal fee and related interest represents the settlement value as of December 31, 1996 and 1995; therefore, the carrying value is equal to the fair value.

(13) PENSION BENEFITS

  ComEd and the Indiana Company have non-contributory defined benefit pension plans which cover all regular employees. Benefits under these plans reflect each employee's compensation, years of service and age at retirement. During 1995, these plans were amended to more closely base retirement benefits on final pay. Funding is based upon actuarially determined contributions that take into account the amount deductible for income tax purposes and the minimum contribution required under the Employee Retirement Income Security Act of 1974, as amended. Actuarial valuations were determined as of January 1, 1996 and 1995.

  During 1994, the companies implemented an early retirement program for employees eligible to retire or who would become eligible to retire after December 31, 1993 and before April 1, 1995. A total of 679 employees accepted the program, resulting in the recognition of approximately $34 million of additional pension cost and an additional increase to the projected benefit obligation of that $34 million and $41 million of unrecognized net loss. The charge to income was approximately $20.5 million, after reflecting income tax effects, as a result of the program.

  The funded status of these plans at December 31, 1996 and 1995 was as follows:

                                                            DECEMBER 31
                                                      ------------------------
                                                         1996         1995
                                                      -----------  -----------
                                                      (THOUSANDS OF DOLLARS)
Actuarial present value of accumulated pension plan
 benefits:
 Vested benefit obligation..........................  $(3,025,000) $(2,904,000)
 Nonvested benefit obligation.......................     (127,000)    (122,000)
                                                      -----------  -----------
 Accumulated benefit obligation.....................  $(3,152,000) $(3,026,000)
 Effect of projected future compensation levels.....     (366,000)    (352,000)
                                                      -----------  -----------
 Projected benefit obligation.......................  $(3,518,000) $(3,378,000)
Fair value of plan assets, invested primarily in
 U.S. Government, government-sponsored corporation
 and agency securities, fixed income funds, regis-
 tered investment companies, equity index funds and
 other equity and fixed income funds................    3,282,000    3,059,000
                                                      -----------  -----------
Plan assets less than projected benefit obligation..  $  (236,000) $  (319,000)
Unrecognized prior service cost.....................      (69,000)     (73,000)
Unrecognized transition asset.......................     (130,000)    (142,000)
Unrecognized net loss...............................       58,000      189,000
                                                      -----------  -----------
 Accrued pension liability..........................  $  (377,000) $  (345,000)
                                                      ===========  ===========

  The assumed discount rate was 7.5% at December 31, 1996 and 1995, and the assumed annual rate of increase in future compensation levels was 4.0%. These rates were used in determining the projected benefit obligations, the accumulated benefit obligations and the vested benefit obligations.

  Pension costs were determined under the rules prescribed by SFAS No. 87, including the use of the projected unit credit actuarial cost method and the following actuarial assumptions for the years 1996, 1995 and 1994:

                                                               1996  1995  1994
                                                               ----- ----- -----
Annual discount rate.......................................... 7.50% 8.00% 7.50%
Annual rate of increase in future compensation levels......... 4.00% 4.00% 4.00%
Annual long-term rate of return on plan assets................ 9.75% 9.75% 9.50%

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

  The components of pension costs, portions of which were recorded as components of construction costs, for the years 1996, 1995 and 1994 were as follows:

                                             1996         1995         1994
                                           ---------    ---------    ---------
                                                (THOUSANDS OF DOLLARS)
Service cost.............................  $  92,000    $  87,000    $  97,000
Interest cost on projected benefit
  obligation.............................    246,000      225,000      213,000
Actual return on plan assets.............   (421,000)    (681,000)      37,000
Early retirement program cost............        --           --        34,000
Net amortization and deferral............    115,000      418,000     (302,000)
                                           ---------    ---------    ---------
                                           $  32,000    $  49,000    $  79,000
                                           =========    =========    =========

  In addition, an employee savings and investment plan is available to eligible employees of ComEd and certain of its and Unicom's subsidiaries. During the fourth quarter of 1995 (the first quarter of 1996 for bargaining unit employees of the Indiana Company), the employee savings and investment plan was amended. Under the plan, as amended, each participating employee may contribute up to 20% of such employee's base pay and the participating companies match the first 6% of such contribution equal to 100% of the first 2% of contributed base salary, 70% of the next 3% of contributed base salary and 25% of the last 1% of contributed base salary. During 1996, 1995 and 1994, the participating companies' contributions were $30 million, $25 million and $23 million, respectively.

(14) POSTRETIREMENT BENEFITS

  ComEd and the Indiana Company provide certain postretirement health care, dental care, vision care and life insurance for retirees and their dependents and for the surviving dependents of eligible employees and retirees. The employees become eligible for postretirement benefits when they reach age 55 with 10 years of service. The liability for postretirement benefits is funded through trust funds based upon actuarially determined contributions that take into account the amount deductible for income tax purposes. The postretirement health care plan for ComEd and the Indiana Company was amended, effective April 1, 1995. Prior to that date, the postretirement health care plan was fully funded by the companies. With respect to employees who retire on or after April 1, 1995, the plan is contributory, funded jointly by the companies and the participating employees. Actuarial valuations were determined as of January 1, 1996 and 1995.

  Postretirement health care costs in 1996 and 1995 included $4 million and $25 million, respectively, related to a voluntary separation offer for union employees who accepted and left ComEd's employ combined with separation offers to selected groups of non-union employees.

  The funded status of the plan at December 31, 1996 and 1995 was as follows:

                                                             DECEMBER 31
                                                        ----------------------
                                                           1996        1995
                                                        -----------  ---------
                                                            (THOUSANDS OF
                                                              DOLLARS)
Actuarial present value of accumulated postretirement
 benefit obligation:
 Retirees.............................................  $  (615,000) $(551,000)
 Active fully eligible participants...................      (23,000)   (21,000)
 Other participants...................................     (439,000)  (418,000)
                                                        -----------  ---------
 Accumulated benefit obligation.......................  $(1,077,000) $(990,000)
Fair value of plan assets, invested primarily in S&P
 500 common stocks, registered investment companies
 and U.S. Government, government agency, municipal and
 listed corporate obligations.........................      666,000    602,000
                                                        -----------  ---------
Plan assets less than accumulated postretirement bene-
 fit obligation.......................................  $  (411,000) $(388,000)
Unrecognized transition obligation....................      370,000    392,000
Unrecognized prior service cost.......................       45,000     48,000
Unrecognized net gain.................................     (271,000)  (267,000)
                                                        -----------  ---------
Accrued liability for postretirement benefits.........  $  (267,000) $(215,000)
                                                        ===========  =========

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

  Different health care cost trends are used for pre-Medicare and post-Medicare expenses. Pre-Medicare trend rates were 9.0% and 9.5%, respectively, at December 31, 1996 and 1995, grading down in 0.5% annual increments and leveling off at 5.0%. Post-Medicare trend rates were 7.0% and 7.5%, respectively, at December 31, 1996 and 1995, grading down in 0.5% annual increments to 5.0%. The assumed discount rate was 7.5% at December 31, 1996 and 1995. That rate was used to determine the accumulated benefit obligations. The effect of a 1% increase in the health care cost trend rate for each future year would increase the accumulated postretirement health care obligations by approximately $158 million.

  The components of postretirement health care costs, portions of which were recorded as components of construction costs, for the years 1996, 1995 and 1994 were as follows:

                                                    1996      1995       1994
                                                  --------  ---------  --------
                                                    (THOUSANDS OF DOLLARS)
      Service cost..............................  $ 32,000  $  31,000  $ 47,000
      Interest cost on accumulated benefit
       obligation...............................    73,000     69,000    81,000
      Actual loss (return) on plan assets.......   (90,000)  (137,000)    9,000
      Amortization of transition obligation.....    22,000     23,000    29,000
      Severance plan cost.......................     4,000     25,000       --
      Other.....................................    29,000     83,000   (49,000)
                                                  --------  ---------  --------
                                                  $ 70,000  $  94,000  $117,000
                                                  ========  =========  ========

  Postretirement benefit costs were determined under the rules prescribed by SFAS No. 106, including the use of the projected unit credit actuarial cost method. The discount rates used were 7.5%, 8.0% and 7.5%, respectively, for 1996, 1995 and 1994 and the estimated long-term rate of return of fund assets, net of income tax effects, were 9.38%, 9.32% and 9.04%, respectively, for 1996, 1995 and 1994. Pre-Medicare health care cost trend rate was 14% for 1994, grading down in 0.5% annual increments to 5.0%. Post-Medicare health care cost trend rate was 11.5% for 1994, grading down in 0.5% annual increments to 5.0%. Pre-Medicare trend rates were 13.5% for the first three months of 1995 and 10% for the remainder of the year, grading down in 0.5% annual increments to 5.0%. Post-Medicare trend rates were 11% for the first three months of 1995 and 8% for the remainder of the year, grading down in 0.5% annual increments to 5.0%. The effect of a 1% increase in the health care cost trend rate for each future year would increase the aggregate of the service and interest cost components of postretirement benefit costs by approximately $21 million for 1996.

(15) SEPARATION PLAN COSTS

  Operation and maintenance expenses included $12 million for the year 1996 and $97 million for the year 1995 related to a voluntary separation offer for union employees who accepted and left ComEd's employ combined with separation plans offered to selected groups of non-union employees. These employee separation plans reduced net income by $7 million or $0.03 per common share for the year 1996 and $59 million or $0.27 per common share for the year 1995.

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

(16) INCOME TAXES

  The components of the net deferred income tax liability at December 31, 1996 and 1995 were as follows:

                                                              DECEMBER 31
                                                         ----------------------
                                                            1996        1995
                                                         ----------  ----------
                                                             (THOUSANDS OF
                                                               DOLLARS)
Deferred income tax liabilities:
 Accelerated cost recovery and liberalized
  depreciation, net of removal costs...................  $3,507,916  $3,379,987
 Overheads capitalized.................................     261,437     252,910
 Repair allowance......................................     228,426     219,585
 Regulatory assets recoverable through future rates....   1,649,037   1,689,832
Deferred income tax assets:
 Postretirement benefits...............................    (269,153)   (235,353)
 Unbilled revenues.....................................    (136,406)   (116,274)
 Alternative minimum tax...............................     (80,159)   (145,019)
 Unamortized investment tax credits to be settled
  through future rates.................................    (430,297)   (452,210)
 Other regulatory liabilities to be settled through
  future rates.........................................    (238,004)   (148,792)
 Other--net............................................     (43,882)    (45,893)
                                                         ----------  ----------
Net deferred income tax liability......................  $4,448,915  $4,398,773
                                                         ==========  ==========

The $50 million increase in the net deferred income tax liability from December 31, 1995 to December 31, 1996 is comprised of $158 million increase of deferred income tax expense and a $108 million decrease in regulatory assets net of regulatory liabilities pertaining to income taxes for the year. The amount of regulatory assets included in deferred income tax liabilities primarily relates to the equity component of AFUDC which is recorded on an after-tax basis, the borrowed funds component of AFUDC which was previously recorded net of tax and other temporary differences for which the related tax effects were not previously recorded. The amount of other regulatory liabilities included in deferred income tax assets primarily relates to deferred income taxes provided at rates in excess of the current statutory rate.

  The effects of an income tax refund related to prior years were recorded in 1996, resulting in an increase to net income of $26 million or $0.12 per common share.

  The components of net income tax expense charged to continuing operations for the years 1996, 1995 and 1994 were as follows:

                                                    1996      1995      1994
                                                  --------  --------  --------
                                                    (THOUSANDS OF DOLLARS)
Electric operating income:
 Current income taxes...........................  $339,517  $344,221  $160,214
 Deferred income taxes..........................   156,263   188,008   169,307
 Investment tax credits deferred--net...........   (33,378)  (28,710)  (28,757)
Other (income) and deductions...................    (7,385)   (7,685)  (23,062)
                                                  --------  --------  --------
Net income taxes charged to continuing
 operations.....................................  $455,017  $495,834  $277,702
                                                  ========  ========  ========

  Provisions for current and deferred federal and state income taxes and amortization of investment tax credits resulted in the following effective income tax rates for the years 1996, 1995 and 1994:

                                                  1996        1995       1994
                                               ----------  ----------  --------
Pre-tax book income (thousands)............... $1,198,385  $1,233,010  $701,648
Effective income tax rate.....................       38.0%       40.2%     39.6%

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

  The principal differences between net income taxes charged to continuing operations and the amounts computed at the federal statutory rate of 35% for the years 1996, 1995 and 1994 were as follows:

                                                     1996      1995      1994
                                                   --------  --------  --------
                                                     (THOUSANDS OF DOLLARS)
Federal income taxes computed at statutory rate..  $419,435  $431,554  $245,577
Equity component of AFUDC which was excluded from
 taxable income..................................    (7,272)   (4,595)   (7,920)
Amortization of investment tax credits...........   (33,378)  (28,710)  (28,810)
State income taxes, net of federal income taxes..    58,381    65,972    40,140
Differences between book and tax accounting,
 primarily property-related deductions...........    14,150    27,534    26,505
Other--net.......................................     3,701     4,079     2,210
                                                   --------  --------  --------
Net income taxes charged to continuing opera-
 tions...........................................  $455,017  $495,834  $277,702
                                                   ========  ========  ========

  Current federal income tax liabilities which were recorded prior to 1995 included excess amounts of AMT over the regular federal income tax, which amounts were also recorded as decreases to deferred federal income taxes. The excess amounts of AMT were carried forward and portions were applied as credits against the post-1994 regular federal income tax liabilities. The remaining excess amounts of AMT can be carried forward indefinitely as credits against future years' regular federal income tax liabilities.

(17) TAXES, EXCEPT INCOME TAXES

  Provisions for taxes, except income taxes, for the years 1996, 1995 and 1994 were as follows:

                                                       1996     1995     1994
                                                     -------- -------- --------
                                                       (THOUSANDS OF DOLLARS)
      Illinois public utility revenue............... $227,062 $229,546 $211,263
      Illinois invested capital.....................  104,663  106,830  109,373
      Municipal utility gross receipts..............  168,715  167,758  145,011
      Real estate...................................  129,985  175,747  180,221
      Municipal compensation........................   78,544   78,602   72,647
      Other--net....................................   73,699   73,543   69,281
                                                     -------- -------- --------
                                                     $782,668 $832,026 $787,796
                                                     ======== ======== ========

  The reduction in ComEd's real estate taxes in 1996 results primarily from ongoing challenges by ComEd of the methodology used by local taxing authorities to assess the value of ComEd's nuclear generating stations. Approximately half of the 1996 reduction in ComEd's real estate taxes is related to the year 1995.

(18) LEASE OBLIGATIONS

  Under its nuclear fuel lease arrangement, ComEd may sell and lease back nuclear fuel from a lessor who may borrow an aggregate of $700 million, consisting of $300 million of commercial paper or bank borrowings and $400 million of intermediate term notes, to finance the transactions. With respect to the commercial paper/bank borrowing portion, $100 million will expire on November 23, 1998 and $200 million will expire on November 23, 1999. With respect to the intermediate term notes, a portion expires in November 1997, and each November thereafter, through November 2001 and in November 2003. At December 31, 1996, ComEd's obligation to the lessor for leased nuclear fuel amounted to approximately $687 million. ComEd has agreed to make lease payments which cover the amortization of the nuclear fuel used in ComEd's reactors plus the lessor's related financing costs. ComEd has an obligation for spent nuclear fuel disposal costs of leased nuclear fuel.

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

  Future minimum rental payments, net of executory costs, at December 31, 1996 for capital leases are estimated to aggregate $776 million, including $241 million in 1997, $195 million in 1998, $150 million in 1999, $91 million in 2000, $45 million in 2001 and $54 million in 2002-2005. The estimated interest component of such rental payments aggregates $93 million. The estimated portions of obligations due within one year under capital leases of approximately $174 million and $168 million at December 31, 1996 and 1995, respectively, are included in current liabilities.

  Future minimum rental payments at December 31, 1996 for operating leases are estimated to aggregate $138 million, including $11 million in 1997, $11 million in 1998, $10 million in 1999, $9 million in 2000, $8 million in 2001 and $89 million in 2002-2024.

(19) JOINT PLANT OWNERSHIP

  ComEd has a 75% undivided ownership interest in the Quad-Cities nuclear generating station. Further, ComEd is responsible for 75% of all costs which are charged to appropriate investment, operation or maintenance accounts and provides its own financing. At December 31, 1996, for its share of ownership in the station, ComEd had an investment of $641 million in production and transmission plant in service (before reduction of $197 million for the related accumulated provision for depreciation) and $21 million in construction work in progress.

(20) INVESTMENTS IN URANIUM-RELATED PROPERTIES

  In 1994, ComEd recorded a reduction in the carrying value of its investments in uranium-related properties after completing a review of various alternatives and reassessing the long-term recoverability of those investments. The effects of the reduction reduced 1994 net income by $34 million or $0.16 per common share.

(21) COMMITMENTS AND CONTINGENT LIABILITIES

  Purchase commitments, principally related to construction and nuclear fuel, approximated $1,018 million at December 31, 1996. In addition, ComEd has substantial commitments for the purchase of coal. ComEd's coal costs are high compared to those of other utilities. ComEd's western coal contracts and its rail contracts for delivery of the western coal provide for the purchase of certain coal at prices substantially above currently prevailing market prices. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," subcaption "Liquidity and Capital Resources," for additional information regarding ComEd's purchase commitments.

  ComEd is a member of NML, established to provide insurance coverage against property damage to members' nuclear generating facilities. The members are subject to a retrospective premium adjustment in the event losses exceed accumulated reserve funds. Capital has been accumulated in the reserve funds of NML to the extent that ComEd would not be liable for a retrospective premium adjustment in the event of a single incident. However, ComEd could be subject to a maximum assessment of approximately $53 million in any policy year, in the event losses exceed accumulated reserve funds.

  ComEd also is a member of NEIL, which provides insurance coverage against the cost of replacement power obtained during certain prolonged accidental outages of nuclear generating units and coverage for property losses in excess of $500 million occurring at nuclear stations. All companies insured with NEIL are subject to retrospective premium adjustments if losses exceed accumulated

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES reserve funds. Capital has been accumulated in the reserve funds of NEIL to the extent that ComEd would not be liable for a retrospective premium adjustment in the event of a single incident under the replacement power coverage and the property damage coverage. However, ComEd could be subject to maximum assessments, in any policy year, of approximately $21 million and $73 million in the event losses exceed accumulated reserve funds under the replacement power and property damage coverages, respectively.

  The NRC's indemnity for public liability coverage under the Price-Anderson Act is supported by a mandatory industry-wide program under which owners of nuclear generating facilities could be assessed in the event of nuclear incidents. Based on the number of nuclear reactors with operating licenses, ComEd would currently be subject to a maximum assessment of $991 million in the event of an incident, limited to a maximum of $125 million in any calendar year.

  In addition, ComEd participates in the American Nuclear Insurers and Mutual Atomic Energy Liability Underwriters Master Worker Program which provides coverage for worker tort claims filed for bodily injury caused by the nuclear energy hazard. The coverage applies to workers whose "nuclear related employment" began after January 1, 1988. ComEd would currently be subject to a maximum assessment of approximately $36 million in the event losses exceed accumulated reserve funds.

  During 1989 and 1991, actions were brought in federal and state courts in Colorado against ComEd and Cotter seeking unspecified damages and injunctive relief based on allegations that Cotter has permitted radioactive and other hazardous material to be released from its mill into areas owned or occupied by the plaintiffs resulting in property damage and potential adverse health effects. In February 1994, a federal jury returned nominal dollar verdicts on eight bellwether plaintiffs' claims in these cases, which verdicts were upheld on appeal. The remaining claims in the 1989 actions are the subject of a settlement agreement entered into by counsel for the plaintiffs and Cotter. If the settlement agreement is implemented, the 1989 actions will be dismissed. Although the remaining cases will necessarily involve the resolution of numerous contested issues of fact and law, ComEd's determination is that these actions will not have a material impact on its financial position or results of operations.

  ComEd is involved in administrative and legal proceedings concerning air quality, water quality and other matters. The outcome of these proceedings may require increases in future construction expenditures and operating expenses and changes in operating procedures. ComEd and its subsidiaries are or are likely to become parties to proceedings initiated by the U.S. EPA, state agencies and/or other responsible parties under CERCLA with respect to a number of sites, including MGP sites, or may voluntarily undertake to investigate and remediate sites for which they may be liable under CERCLA.

  ComEd generally did not operate MGPs as a corporate entity but did, however, acquire MGP sites as part of the absorption of smaller utilities and as vacant real estate on which ComEd facilities have been constructed. To date, ComEd has identified 44 former MGP sites for which it may be liable for remediation. ComEd presently estimates that its costs of former MGP site investigation and remediation will aggregate from $25 million to $150 million in current-year
(1997) dollars. It is expected that the costs associated with investigation and remediation of former MGP sites will be incurred over a period of approximately 20 to 30 years. Because ComEd is not able to determine the most probable liability for such MGP costs, in accordance with accounting standards, a reserve of approximately $25 million has been included on the Consolidated Balance Sheets as of December 31, 1996 and 1995, which reflects the low end of the range of ComEd's estimate of the liability associated with

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

                   NOTES TO FINANCIAL STATEMENTS--CONCLUDED former MGP sites. In addition, as of December 31, 1996 and 1995, a reserve of $8 million has been included on the Consolidated Balance Sheets, representing ComEd's estimate of the liability associated with cleanup costs of remediation sites other than former MGP sites. Approximately half of this reserve relates to anticipated cleanup costs associated with a property formerly used as a tannery which was purchased by ComEd in 1973. ComEd presently estimates that its costs of investigating and remediating the former MGP and other remediation sites pursuant to CERCLA and state environmental laws will not have a material impact on the financial position or results of operations of ComEd. These cost estimates are based on currently available information regarding the responsible parties likely to share in the costs of responding to site contamination, the extent of contamination at sites for which the investigation has not yet been completed and the cleanup levels to which sites are expected to have to be remediated.

(22) QUARTERLY FINANCIAL INFORMATION

                                                                   AVERAGE
                                                          NET     NUMBER OF  EARNINGS
                          ELECTRIC  ELECTRIC           INCOME ON   COMMON      PER
                         OPERATING  OPERATING   NET     COMMON     SHARES     COMMON
 THREE MONTHS ENDED       REVENUES   INCOME    INCOME    STOCK   OUTSTANDING  SHARE
-------------------      ---------- --------- -------- --------- ----------- --------
                                      (THOUSANDS EXCEPT PER SHARE DATA)
March 31, 1995.......... $1,578,136 $262,149  $107,046 $ 90,138    214,191    $0.42
June 30, 1995........... $1,559,535 $278,230  $127,377 $110,512    214,192    $0.52
September 30, 1995...... $2,190,879 $583,819  $426,351 $409,677    214,193    $1.91
December 31, 1995....... $1,581,236 $221,266  $ 56,380 $ 36,866    214,195    $0.17
March 31, 1996.......... $1,683,489 $298,711  $155,891 $139,377    214,195    $0.65
June 30, 1996........... $1,547,632 $254,690  $119,448 $102,976    214,198    $0.48
September 30, 1996...... $2,066,975 $475,839  $353,147 $337,262    214,209    $1.57
December 31, 1996....... $1,636,451 $241,278  $114,882 $ 99,329    214,218    $0.46

(23) SUBSEQUENT EVENTS

  In January 1997, ComEd issued $150 million principal amount of 7.375% Notes due January 15, 2004, $150 million principal amount of 7.625% Notes due January 15, 2007 and $150 million principal amount of Company-obligated preferred securities of subsidiary trust.

  On January 24, 1997, ComEd announced that it would redeem on March 11, 1997 all of its $200 million principal amount of First Mortgage 9 1/2% Bonds, Series 57, due May 1, 2016.

                               SUBSEQUENT EVENTS

  Nuclear Matters. As noted under "Regulation--Nuclear Matters" in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the financial statements included in this Exhibit, Commonwealth Edison Company ("ComEd") has been working on improvements in operating and personnel procedures as well as the repair and replacement of equipment at its nuclear generating stations. As a part of these activities, ComEd's management has decided to continue the present outages at its LaSalle nuclear generating station until the performance issues identified with respect to that station have been appropriately addressed. ComEd presently expects the LaSalle outage to extend into the fall of 1997.

  In February 1997, an operational event occurred in the control room of ComEd's Zion nuclear generating station. As a result, the Regional staff of the Nuclear Regulatory Commission ("NRC") has issued a letter confirming ComEd's commitment to conduct a comprehensive assessment of the event and to develop and implement a program to ensure adequate personnel performance in the future, including upgraded operator training. ComEd must brief the staff on the results of its investigation, its proposed corrective actions and other matters prior to restarting either Zion unit. The current Zion Unit 2 outage is expected to extend into and likely beyond the summer of 1997, and Zion Unit 1 is expected to be out of service until early 1998.

  The LaSalle and Zion outages are part of several outages of nuclear and fossil generating stations that several utilities operating in the Midwestern power grid (including ComEd) are expecting during 1997. ComEd is evaluating the need for reinforcement of its available generating and transmission capacity and the availability of power from third parties in light of these regional circumstances. Such evaluation includes consideration of additional expenditures of approximately $50 million, a portion of which is capital, relating to enhancing generating station availability, transmission reinforcement and purchasing power from other utilities, as well as consideration of methods of managing customer demand for power. Such expenditures could include demand charges for purchased power which are not recoverable through the fuel adjustment clause under these circumstances, but do not reflect the related energy costs for such purchased power.

  As also noted under "Regulation--Nuclear Matters" in "Management's Discussion and Analysis of Financial Condition and Results of Operations," in late January 1997, the NRC required ComEd to submit information to allow the NRC to determine what actions, if any, should be taken to assure that ComEd can safely operate its six nuclear generating stations while sustaining performance improvement at each site. ComEd submitted its response to the NRC's request on March 28, 1997.

  Other Information. See Unicom Corporation's and ComEd's Annual Reports on Form 10-K for the year ended December 31, 1996, for additional information regarding events affecting their businesses since the preparation of the financial statements contained in this Exhibit.